UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

Hughes Communications, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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11717 Exploration Lane

Germantown, MD 20876

April 5, 2010

Fellow Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Hughes Communications, Inc. (the “Company”), which will be held on Wednesday, May 19, 2010 at 10:00 a.m., Eastern Time, at the Company’s headquarters located at 11717 Exploration Lane, Germantown, Maryland 20876.

The attached Notice of Annual Meeting of Stockholders and the Proxy Statement describe the formal business to be transacted at the Annual Meeting. Officers of the Company will be present at the Annual Meeting to respond to any questions that stockholders may have regarding the business to be transacted. In addition, the Annual Meeting will include management’s report on the Company’s financial performance for the year ended December 31, 2009.

Your vote is very important regardless of the number of shares you own. Whether or not you expect to attend the Annual Meeting, please read the Proxy Statement and provide instructions for voting your shares by mail, telephone or via the Internet so that your shares will be represented. Returning the proxy card by mail or voting your shares by telephone or the Internet will not prevent you from voting in person at the meeting, but will ensure that your vote is counted if you are unable to attend.

On behalf of the Board of Directors of the Company and all of our employees, we thank all of our stockholders for your continued interest and support.

Sincerely yours,

Pradman P. Kaul

Chief Executive Officer and President

11717 Exploration Lane

Germantown, MD 20876

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 19, 2010

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders (the “Annual Meeting”) of Hughes Communications, Inc. (the “Company”) will be held on Wednesday, May 19, 2010 at 10:00 a.m., Eastern Time, at the Company’s headquarters located at 11717 Exploration Lane, Germantown, Maryland 20876.

The purpose of the Annual Meeting is to consider and vote upon the following matters:

1.	To elect seven (7) directors to hold office until the next Annual Meeting of Stockholders of the Company and until their successors are elected and qualified;

2.	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accountant of the Company for the year ending December 31, 2010; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors of the Company has established March 25, 2010 as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. Only those stockholders of record as of the close of business on that date will be entitled to vote at the Annual Meeting. In the event there are insufficient votes for a quorum or to approve or ratify any of the foregoing proposals at the time of the Annual Meeting, we may adjourn the Annual Meeting in order to permit further solicitation of proxies.

By Order of the Board of Directors,

Dean A. Manson,

Secretary

April 5, 2010

HUGHES COMMUNICATIONS, INC.

PROXY STATEMENT

Annual Meeting of Stockholders

April 5, 2010

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

This Proxy Statement, the proxy card, and the combined 2009 Annual Report to Stockholders and Annual Report on Form 10-K for the year ended December 31, 2009 are being made available to you on or about April 5, 2010. The Board of Directors (the “Board of Directors”) of Hughes Communications, Inc. (the “Company”) is soliciting your proxy to vote your shares at the 2010 Annual Meeting of Stockholders of the Company (the “Annual Meeting”). The Board of Directors is soliciting your proxy to give all stockholders of record the opportunity to vote on matters that will be presented at the Annual Meeting. This Proxy Statement provides you with information on these matters to assist you in voting your shares.

Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), we are providing access to our proxy materials over the Internet. Accordingly, we have sent a Notice Regarding the Availability of Proxy Materials on the Internet (the “Notice”) to our stockholders of record and beneficial owners. The mailing of the Notice will begin on or about April 5, 2010. The Notice contains instructions on how to access this Proxy Statement and our 2009 Annual Report on Form 10-K over the Internet or to request to receive a printed copy of the materials by mail. Stockholders who have received the Notice will not be sent a printed copy of our proxy materials in the mail, unless they request to receive one.

Date, Time and Place

The Annual Meeting will be held on Wednesday, May 19, 2010 at 10:00 a.m., Eastern Time, at the Company’s headquarters located at 11717 Exploration Lane, Germantown, Maryland 20876.

Purpose of the Annual Meeting

The purpose of the Annual Meeting is to consider and vote upon the following matters:

1.	To elect seven (7) directors to hold office until the Company’s next Annual Meeting of Stockholders and until their successors are elected and qualified;

2.	To ratify the appointment of Deloitte & Touche LLP (“Deloitte & Touche”) as the independent registered public accountant of the Company for the year ending December 31, 2010; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Record Date; Stockholders Entitled to Vote

The close of business on March 25, 2010 has been established by the Board of Directors as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements of the Annual Meeting.

At the close of business on the record date, there were 21,631,471 shares of our common stock outstanding and entitled to vote held by approximately 730 holders of record and approximately 10,467 beneficial holders. Each share of our common stock entitles the holder to one vote at the Annual Meeting on all matters properly presented at the meeting.

A complete list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder at our headquarters at 11717 Exploration Lane, Germantown, Maryland 20876 for purposes pertaining to the Annual Meeting, during normal business hours for a period of ten (10) days prior to the Annual Meeting and at the time and place of the Annual Meeting.

Quorum

A quorum, consisting of the holders of one-third of the shares of the Company’s issued and outstanding capital stock entitled to vote as of the record date, must be present in person or by proxy before any action may be taken at the Annual Meeting. We count abstentions and broker “non-votes” as present and entitled to vote for the purposes of determining a quorum. A broker “non-vote” occurs when a stockholder fails to provide voting instructions to his or her broker for shares held in “street name” (i.e. shares held in a broker, bank or other nominee account). Unlike prior annual meetings, as a result of recent changes in the rules of the New York Stock Exchange (the “NYSE”) applicable to all brokers, broker non-votes will no longer be considered voted with regard to, or treated as present with respect to, the election of directors (Proposal 1).

Votes Required

Vote Required to Elect the Directors (Proposal 1)

The seven (7) nominees for director receiving the greatest number of votes, cast in person or by proxy by holders of our capital stock entitled to vote at the meeting, will be elected as directors.

Vote Required to Ratify the Appointment of Our Independent Registered Public Accountant (Proposal 2)

The affirmative vote of a majority of votes, cast in person or by proxy by holders of our capital stock entitled to vote at the meeting, is required to ratify the appointment of Deloitte & Touche as our independent registered public accountant for the year ending December 31, 2010.

Treatment of Abstentions, Not Voting and Incomplete Proxies

If a stockholder abstains from voting on Proposal 1 or withholds a vote for a particular director, it will have no effect. For stockholders that hold their shares in street name, please note that this year the rules regarding how brokers may vote your shares have changed. Brokers may no longer vote your shares on the election of directors in the absence of your specific instructions as to how to vote so we encourage you to provide instructions to your broker regarding the voting of your shares. If a stockholder abstains from voting on Proposal 2, it will have the same effect as a vote against the proposal. If a proxy card is returned without indication as to how to vote, the stock represented by that proxy will have no effect on Proposal 1 and be voted in favor of Proposal 2.

Voting of Proxies

Giving a proxy means that you authorize the persons named in the proxy card to vote your shares at the Annual Meeting in the manner directed by you. All shares voted via the Internet or by telephone by 11:59 p.m. Eastern Time on May 18, 2010 or represented by a properly executed proxy card received prior to the Annual Meeting (and not revoked) will be voted at the Annual Meeting in the manner specified by the holders thereof. You may vote by mail, via the Internet, by telephone, or in person at the Annual Meeting.

•	Mail. To vote by mail, complete and return the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.

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Internet. To vote via the Internet, go to www.proxyvote.com. Follow the instructions for voting that appear on the website to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 18, 2010. You must have the Notice available to vote via the Internet. If you vote via the Internet, you should be aware that you may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers, and that these costs must be borne by the stockholder.

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Telephone. To vote by telephone, call 1-800-690-6903. Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 18, 2010. You must have the Notice available to vote by telephone.

The Internet and telephone voting procedures are designed to verify stockholders’ identities, allow stockholders to give voting instructions and confirm that their instructions have been recorded properly. Stockholders who vote by Internet or telephone need not return a proxy card by mail.

If you hold your shares in street name through a bank, broker or other intermediary, you are a “beneficial owner” of our common stock. In order to vote your shares, you must give voting instructions to your bank, broker or other intermediary who is the “nominee holder” of your shares. We ask brokers, banks and other nominee holders to obtain voting instructions from the beneficial owners of shares that are registered in the nominee’s name. Proxies that are transmitted by nominee holders on behalf of beneficial owners will count toward a quorum and will be voted as instructed by the nominee holder.

Every stockholder’s vote is important. Accordingly, you should provide your voting instructions to the Company by mail, telephone or the Internet or to your broker or other nominee, whether or not you plan to attend the Annual Meeting in person.

Revoking Your Proxy or Changing Your Vote

Whether stockholders submit their proxies by Internet, telephone or mail, a stockholder has the power to revoke his or her proxy or change his or her vote at any time prior to the date of the Annual Meeting. You can revoke your proxy or change your vote by:

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sending either (i) a written notice of the revocation of your proxy or (ii) an executed proxy card bearing a date later than your original proxy by mail to our Secretary, Dean A. Manson, at 11717 Exploration Lane, Germantown, Maryland 20876 for receipt prior to the Annual Meeting;

•	submitting another proxy with a later date than your original proxy (either by Internet, telephone or mail); or

•	attending the Annual Meeting and voting in person, which will automatically cancel any proxy previously given.

Solicitation of Proxies

This solicitation is being made on behalf of our Board of Directors. We will pay the costs related to the printing and mailing of the Notice, this Proxy Statement and soliciting and obtaining the proxies, including the cost of reimbursing brokers, banks and other financial institutions for forwarding proxy materials to their customers. We have retained Broadridge Financial Solutions, Inc. (“Broadridge”) to aid in the solicitation of proxies and to verify records relating to the solicitation. Broadridge will receive a fee for its services of approximately $34,000 plus associated costs and expenses.

Attending the Meeting

Stockholders and persons holding proxies from stockholders may attend the Annual Meeting. Seating, however, is limited and will be available on a first-come, first-served basis. If you plan to attend the Annual Meeting, please bring valid photo identification and proof of ownership of your shares of our common stock to the Annual Meeting. Examples of acceptable proof of ownership include the Notice, a letter from your bank or broker stating that you owned shares of our capital stock as of the close of business on March 25, 2010 or a brokerage account statement indicating that you owned shares of our capital stock as of the close of business on March 25, 2010.

CORPORATE GOVERNANCE

Director Independence

Our common stock is listed on the National Association of Securities Dealers Automated Quotations System Global Select Market (NASDAQ). NASDAQ rules generally require that a majority of our directors and all of the members of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee be independent. We rely on the controlled company exception contained in NASDAQ Marketplace Rule 4350 for exemption from these independence requirements. Pursuant to NASDAQ Marketplace Rule 4350, a company of which more than 50% of the voting power is held by an individual, a group or another company is exempt from the requirements that its board of directors consist of a majority of independent directors and that the Compensation Committee and Nominating and Corporate Governance Committee of such company be comprised solely of independent directors. As of March 25, 2010, Apollo Global Management, LLC and its affiliates (collectively, “Apollo”) had approximately 57.4% of the voting power of the Company, which qualifies the Company as a controlled company eligible for exemption under the rule.

In making its determination of independence, the Board of Directors considers certain categorical standards of independence as set forth in stock exchange corporate governance rules and all relevant facts and circumstances to ascertain whether there is any relationship between a director and the Company that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment by the director in carrying out the responsibilities of the director. Under these standards and criteria, our Board of Directors has determined that O. Gene Gabbard, Lawrence Ruisi and Michael Weiner are independent as defined in applicable Securities and Exchange Commission (“SEC”) and NASDAQ rules and regulations and that each constitutes an “Independent Director” as defined in NASDAQ Marketplace Rule 4200.

Disclosure Committee

The Disclosure Committee discusses and reviews disclosure issues to reasonably ensure compliance by the Company with our Disclosure Control and Procedure Policy and the rules and regulations of the SEC regarding public disclosure and to provide complete and accurate disclosure to our stockholders and the public. The Disclosure Committee is governed by a written charter. The current members of the Disclosure Committee include: Pradman Kaul, Chief Executive Officer and President; Grant A. Barber, Executive Vice President and Chief Financial Officer; Dean A. Manson, Senior Vice President, General Counsel and Secretary; T. Paul Gaske, Executive Vice President; Bahram Pourmand, Executive Vice President; Adrian Morris, Executive Vice President; Thomas J. McElroy, Chief Accounting Officer; and Deepak V. Dutt, Vice President, Treasurer and Investor Relations Officer. The following officers of Hughes Network Systems, LLC (“HNS”), our wholly-owned subsidiary, also serve on the Disclosure Committee: Sandi Kerentoff, Senior Vice President, Human Resources and Administration; John McEwan, Senior Vice President-Operations; and Shane Shrader, Director of Internal Audit.

Code of Ethics

We have adopted a written code of ethics, the “Amended and Restated Code of Ethics for Chief Executive and Senior Financial Officers,” which is applicable to our principal executive officer, principal financial officer, principal accounting officer or controller and other executive officers who perform similar functions (each, a “Selected Officer”). Our code of ethics is available on our website at www.hughes.com or you may request a free copy of our code of ethics from:

Hughes Communications, Inc.

11717 Exploration Lane

Germantown, MD 20876

Attn: Sandi Kerentoff

To date, there have been no waivers under our code of ethics. We intend to disclose any changes in or waivers to our code of ethics applicable to any Selected Officer by filing a Form 8-K.

Stockholder Communications with Directors

Any interested stockholder desiring to communicate with our non-management directors may contact them through our Secretary, Dean A. Manson, whose address is Hughes Communications, Inc. 11717 Exploration Lane, Germantown, Maryland 20876.

SECURITY OWNERSHIP INFORMATION

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of the Company’s common stock as of March 25, 2010 by (i) each person known to beneficially own more than 5% of our common stock; (ii) each current director and nominee for director; (iii) each of our named executive officers; and (iv) all of our directors and named executive officers as a group. No individual director, nominee for director or named executive officer owns more than 1% of the outstanding shares of our common stock. Except as otherwise indicated, each individual named has sole investment and voting power with respect to the shares owned.

Title of Class	Name and Address of Beneficial Owner(1)	Number of Shares	Percentage of Class
Common Stock	Apollo Investment Fund IV, L.P.(2)(3) Two Manhattanville Road Purchase, New York 10577	12,408,611	57.4%
Common Stock	Solus Alternative Asset Management LP(4) 430 Park Avenue New York, NY 10022	2,105,000	9.7%
Common Stock	Pradman P. Kaul(5)	9,032	*
Common Stock	Grant Barber(6)	15,111	*
Common Stock	T. Paul Gaske(7)	9,406	*
Common Stock	Adrian Morris(8)	9,477	*
Common Stock	Bahram Pourmand(9)	9,477	*
Common Stock	Andrew D. Africk(10)	50,000	*
Common Stock	O. Gene Gabbard(11)	25,000	*
Common Stock	Jeffrey A. Leddy(12)	100,000	*
Common Stock	Lawrence J. Ruisi(13)	35,000	*
Common Stock	Aaron J. Stone(14)	37,500	*
Common Stock	Michael D. Weiner(15)	37,500	*
Common Stock	Members of the board of directors and executive officers as a group (11 persons)(16)	337,503	1.6%

*	Indicates beneficial ownership of less than 1%.
(1)	The address for each of our officers and directors is 11717 Exploration Lane, Germantown, Maryland 20876.
(2)	Consists of 10,164,416 shares of common stock beneficially owned by Apollo Investment Fund IV, L.P., 417,834 shares of common stock owned by AP/RM Acquisition, LLC, 512,198 shares of stock beneficially owned by Apollo Overseas Partners IV, L.P., 527,730 shares of common stock beneficially owned by ST/RRRR LLC and 786,433 shares of common stock beneficially owned by AIF IV/RRRR LLC.
(3)	Andrew Africk and Aaron Stone, members of our Board of Directors and the Board of Managers of Hughes Network Systems, LLC (“HNS”) and associated with Apollo Advisors IV, L.P., disclaim beneficial ownership of the 12,408,611 shares of our common stock that are beneficially owned by Apollo.
(4)	Based on Schedule 13G filed with the SEC on February 16, 2010 by Solus Alternative Asset Management LP. Consists of 2,105,000 shares of our common stock owned by Solus Alternative Asset Management LP which may be deemed to share beneficial ownership with Solus GP LLC and Christopher Pucillo.
(5)	Consists of 8,969 shares, net of shares withheld for the payment of taxes, of our common stock granted as restricted stock that vested on March 24, 2008 under the 2006 Equity and Incentive Plan (the “Plan”) and 63 shares of our common stock received upon the exchange of HNS Class B membership interests on May 28, 2008. Mr. Kaul also owns 1,073 HNS Class B membership interests, which are subject to time or performance vesting requirements as set forth in his employment agreement with us.

(6)	Consists of 15,000 shares of common stock received by Mr. Barber upon the exercise of options granted under the Plan and 111 shares of our common stock received upon the exchange of HNS Class B membership interests on May 28, 2008. Mr. Barber also owns 400 HNS Class B membership interests, which are subject to time or performance vesting requirements as set forth in his employment agreement with us.
(7)	Consists of 9,351 shares, net of shares withheld for the payment of taxes, of our common stock granted as restricted stock that vested on March 24, 2008 under the Plan and 55 shares of our common stock received upon the exchange of HNS Class B membership interests on May 28, 2008. Mr. Gaske also owns 465 HNS Class B membership interests, which are subject to time or performance vesting requirements as set forth in his employment agreement with us.
(8)	Consists of 9,351 shares, net of shares withheld for the payment of taxes, of our common stock granted as restricted stock that vested on March 24, 2008 under the Plan and 126 shares of our common stock received upon the exchange of HNS Class B membership interests on May 28, 2008. Mr. Morris also owns 359 HNS Class B membership interests, which are subject to time or performance vesting requirements as set forth in his employment agreement with us.
(9)	Consists of 9,351 shares, net of shares withheld for the payment of taxes, of our common stock granted as restricted stock that vested on March 24, 2008 under the Plan and 126 shares of our common stock received upon the exchange of HNS Class B membership interests on May 28, 2008. Mr. Pourmand also owns 359 HNS Class B membership interests, which are subject to time or performance vesting requirements as set forth in his employment agreement with us.
(10)	Includes options to purchase 3,750 shares of our common stock, which are currently exercisable and 25,000 shares of restricted stock granted under the Plan. Andrew Africk is a principal of Apollo Advisors IV, L.P., which together with an affiliated investment manager, serves as the manager of Apollo. Mr. Africk disclaims beneficial ownership of the 12,408,611 shares of our common stock that are beneficially owned by Apollo.
(11)	Consists of 25,000 shares of restricted stock granted under the Plan.
(12)	Includes options to purchase 20,000 shares of our common stock which are currently exercisable and 15,000 shares of restricted stock granted under the Plan. Mr. Leddy also owns 600 HNS Class B membership interests, which are subject to time or performance vesting requirements as set forth in a restricted unit purchase agreement between Mr. Leddy and HNS.
(13)	Includes 25,000 shares of restricted stock granted under the Plan.
(14)	Includes options to purchase 12,500 shares of our common stock which are currently exercisable and 25,000 shares of restricted stock granted under the Plan. Aaron Stone is a partner of Apollo Advisors IV, L.P., which together with an affiliated investment manager, serves as the manager of Apollo. Mr. Stone disclaims beneficial ownership of the 12,408,611 shares of our common stock that are beneficially owned by Apollo.
(15)	Consists of 25,000 shares of restricted stock granted under the Plan and options to purchase 12,500 shares of our common stock which are currently exercisable.
(16)	Messrs. Africk and Stone, members of our Board of Directors and HNS’ Board of Managers and associated with Apollo Advisors IV, L.P., disclaim beneficial ownership of the 12,408,611 shares of our common stock that are beneficially owned by Apollo. See footnote numbers 1, 10 and 14 above. Includes options to purchase an aggregate of 36,250 shares of our common stock that are currently exercisable.

The Company owns 100% of the Class A, or voting, membership interests of Hughes Network Systems, LLC, a Delaware limited liability company (“HNS”). Certain of our directors, nominees for director and executive officers own Class B, or non-voting, membership interests in HNS. The following table sets forth information regarding the beneficial ownership of HNS’ Class B membership interests as of March 25, 2010 by: (i) each current director and nominee for director; (ii) each of our named executive officers; and (iii) all of our directors and named executive officers as a group. Except as otherwise indicated, each individual named has sole investment power with respect to the shares owned.

Title of Class	Name of Beneficial Owner	Number of Units	Percentage of Class
HNS Class B membership interests	Pradman P. Kaul(1)	1,073	32.2%
HNS Class B membership interests	Grant Barber(2)	400	12.0%
HNS Class B membership interests	T. Paul Gaske(3)	465	14.0%
HNS Class B membership interests	Adrian Morris(4)	359	10.8%
HNS Class B membership interests	Bahram Pourmand(5)	359	10.8%
HNS Class B membership interests	Jeffrey A. Leddy(6)	600	18.0%

HNS Class B membership interests	Members of the our board of directors and executive officers as a group (6 persons)	3,256	97.8%

(1)	Consists of 1,073 of our Class B membership interests which are subject to time or performance vesting requirements as set forth in Mr. Kaul’s employment agreement. Mr. Kaul also owns 8,969 shares, net of shares withheld for the payment of taxes, of our common stock granted as restricted stock that vested on March 24, 2008 under the Plan and 63 shares of our common stock received upon the exchange of HNS Class B membership interests on May 28, 2008.

(2)	Consists of 400 of our Class B membership interests which are subject to time or performance vesting requirements as set forth in Mr. Barber’s employment agreement. Mr. Barber also owns 15,000 shares of our common stock granted as options he exercised under the Plan and 111 shares of our common stock received upon the exchange of HNS Class B membership interests on May 28, 2008.
(3)	Consists of 465 of our Class B membership interests which are subject to time or performance vesting requirements as set forth in Mr. Gaske’s employment agreement. Mr. Gaske also owns 9,351 shares, net of shares withheld for the payment of taxes, of our common stock granted as restricted stock that vested on March 24, 2008 under the Plan and 55 shares of our common stock received upon the exchange of HNS Class B membership interests on May 28, 2008.
(4)	Consists of 359 of our Class B membership interests which are subject to time or performance vesting requirements as set forth in Mr. Morris’ employment agreement. Mr. Morris also owns 9,351 shares, net of shares withheld for the payment of taxes, of our common stock granted as restricted stock that vested on March 24, 2008 under the Plan and 126 shares of our common stock received upon the exchange of HNS Class B membership interests on May 28, 2008.
(5)	Consists of 359 of our Class B membership interests which are subject to time or performance vesting requirements as set forth in Mr. Pourmand’s employment agreement. Mr. Pourmand also owns 9,351 shares, net of shares withheld for the payment of taxes, of our common stock granted as restricted stock that vested on March 24, 2008 under the Plan and 126 shares of our common stock received upon the exchange of HNS Class B membership interests on May 28, 2008.
(6)	Consists of 600 of our Class B membership interests which are subject to time or performance vesting requirements as set forth in a restricted unit purchase agreement between Mr. Leddy and us. Mr. Leddy also owns 100,000 shares of our common stock including vested options to purchase 20,000 shares of HCI common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and to furnish us with copies of the forms.

Pursuant to Section 16(a) of the Securities Exchange Act of 1934, none of our directors or executive officers failed to file on a timely basis any Form 3, 4 or 5 with the SEC in 2009.

PROPOSAL 1. ELECTION OF DIRECTORS

The Board of Directors determines the number of directors that serve on our Board of Directors, which under our Bylaws must consist of not less than one (1) and not more than nine (9) members. The Board of Directors has currently fixed the number at seven (7) members.

Each of the seven (7) nominees, if elected, will serve one year until the Company’s 2011 Annual Meeting of Stockholders and until a successor has been elected and qualified. Each nominee was recommended by the Board of Directors and has consented to be named and to continue to serve if elected. If any of the nominees becomes unavailable for election for any reason, the proxies will be voted for the other nominees and for any substitutes.

Nominees for Director

Name	Principal Occupations
Pradman P. Kaul Director, Chief Executive Officer and President Age: 63	Mr. Kaul has been our Chief Executive Officer and President as well as a member of our Board of Directors since February 2006, and has been HNS’ Chief Executive Officer and President since 2000. Mr. Kaul was appointed to, and has served as Chairman of, HNS’ Board of Managers since April 22, 2005. Previously, Mr. Kaul served as the Chief Operating Officer, Executive Vice President and Director of Engineering of HNS. With over 37 years of experience at HNS, Mr. Kaul has a deep knowledge and understanding of the Company, its operations and its lines of business. Before joining HNS in 1973, Mr. Kaul worked at COMSAT Laboratories in Clarksburg, Maryland. Mr. Kaul received a Bachelor of Science degree in Electrical Engineering from The George Washington University and a Master of Science degree in Electrical Engineering from the University of California at Berkeley. He holds numerous patents and has published articles and papers on a variety of technical topics concerning satellite communications. Mr. Kaul has been inducted as a member of the National Academy of Engineering.

Andrew D. Africk Director Age: 43	Mr. Africk has been a director since December 2005 and also serves on HNS’ Board of Managers. Mr. Africk is a senior partner of Apollo Advisors, L.P., which, together with its affiliates, acts as managing general partner of the Apollo Investment Funds, a series of private securities investment funds, where he has worked since 1992. Mr. Africk has significant experience making and managing private equity investments on behalf of Apollo and has over 18 years experience financing, analyzing and investing in public and private companies. Mr. Africk led the diligence team for the acquisition of the majority ownership of the Company by Apollo and has worked closely with the management of the Company since the acquisition. Mr. Africk also serves on the board of directors of Hughes Telematics, Inc. (“HTI”), Parallel Petroleum Corporation and SOURCECORP, Incorporated. From 1999 to 2008, Mr. Africk served on the board of directors of SkyTerra Communications, Inc. (“SkyTerra”), including its predecessor. From 2005 to 2008 Mr. Africk served as the chairman of the board of directors of Intelsat Holdings, Ltd. From 2003 to 2006, Mr. Africk served on the board of directors of Superior Essex Inc. From 2001 to 2008, Mr. Africk served on the board of directors of Mobile Satellite Ventures. Mr. Africk serves as the chairman of our Nominating and Corporate Governance Committee and our Compensation Committee.

Name	Principal Occupations
O. Gene Gabbard Director Age: 69	Mr. Gabbard has been a director since June 2006. He is a private investor who has more than 25 years of general management experience in the telecommunications and technology sectors. Mr. Gabbard is a member of the board of directors of COLT Telecom, SA, Luxembourg, a pan-European provider of business communications services. He is also a member of the board of directors of Knology, Inc., West Point, Georgia, Trillion Partners, Austin, Texas and NetCracker Technology Corporation, Waltham, Massachusetts. From August 1990 to January 1993, Mr. Gabbard was Executive Vice President and Chief Financial Officer of MCI Communications Corporation. Mr. Gabbard serves on our Audit Committee.

Jeffrey A. Leddy Director Age: 54	Mr. Leddy has been a director since our formation in June 2005 and also serves on HNS’ Board of Managers. Mr. Leddy was our President from our formation in June 2005 until February 2006 and our Chief Executive Officer from November 2005 until February 2006. Mr. Leddy is currently the Chief Executive Officer of Hughes Telematics and has more than 30 years of experience with communications companies. He previously served as SkyTerra’s Chief Executive Officer and President from April 2003 through December 2006, having served as its President and Chief Operating Officer since October 2002 and its Senior Vice President of Operations since June 2002. From September 1980 to December 2001, Mr. Leddy worked for EMS Technologies, most recently as a Vice President. Mr. Leddy also serves on the board of directors of HTI, Arrowstream, Inc. and Hughes Systique Corporation.

Lawrence Ruisi Director Age: 61	Mr. Ruisi has been a director since June 2006. He is a private investor/consultant and also serves on the Board of Governors of Sound Shore Medical Center where he was Chairman from 2002 to 2006. Mr. Ruisi also serves on the board of directors of Innkeepers USA, a privately held hotel real estate investment trust and Adaptec, Inc., a data storage provider to OEMs. From January 2008 to January 2009, Mr. Ruisi served on the board of directors of U.S.T., Inc., a packaged goods company. Mr. Ruisi has over twenty years of experience in the entertainment industry in which he held various senior executive positions. He was Chief Executive Officer and President of Loews Cineplex Entertainment from 1998 to 2002, Executive Vice President of Sony Pictures Entertainment from 1991 to 1998, Senior Vice President of Columbia Pictures Entertainment from 1987 to 1990 and Senior Vice President Finance and Vice President and Controller of Tri-Star Pictures from 1983 to 1987. Mr. Ruisi started his career in public accounting and worked for Price Waterhouse & Co. from 1970 to 1983. He has extensive experience in corporate finance and accounting. Mr. Ruisi serves as the chairman of our Audit Committee.

Name	Principal Occupations
Aaron J. Stone Director Age: 37	Mr. Stone has been a director since December 2005 and also serves on HNS’ Board of Managers. Mr. Stone is a senior partner of Apollo Advisors, L.P., which, together with its affiliates, acts as managing general partner of the Apollo Investment Funds, a series of private securities investment funds, where he has worked since 1997. Mr. Stone has significant experience making and managing private equity investments on behalf of Apollo and has over 14 years experience financing, analyzing and investing in public and private companies. Mr. Stone worked with the diligence team for the acquisition of the majority ownership of the Company by Apollo and has worked closely with the management of the Company since the acquisition. Mr. Stone also serves on the Board of Directors of AMC Entertainment Inc., HTI, Parallel Petroleum, and Connections Academy, LLC. From 2005 to 2008, Mr. Stone served on the board of directors of SkyTerra, Intelsat Holdings, Ltd. and Mobile Satellite Ventures. From 2004 to 2007, Mr. Stone served on the board of directors of Educate, Inc. Mr. Stone serves on our Compensation Committee and Nominating and Corporate Governance Committee.

Michael Weiner Director Age: 56	Mr. Weiner has been a director since December 2005. Mr. Weiner has been Chief Legal Officer and General Counsel of Ares Management since September 2006. He also serves on the board of directors of SkyTerra. Previously, Mr. Weiner was employed with Apollo Advisors, L.P. and Apollo Real Estate Advisors and served as general counsel of the Apollo organization from 1992 to September 2006. From 1998 to 2006, Mr. Weiner served on the board of directors of Quality Distribution, Inc. Prior to joining Apollo, Mr. Weiner was a partner in the law firm of Morgan, Lewis & Bockius. Mr. Weiner has over 30 years of extensive experience in securities law, public and private financings, and corporate and commercial transactions. Mr. Weiner serves on our Audit Committee.

The Board of Directors recommends a vote FOR the election of each of the nominees.

Composition of the Board of Directors and Board Leadership Structure

Our Board of Directors currently consists of seven (7) members. We currently do not have a chairman. Our Board of Directors is elected annually, and each director holds office for a one-year term. Pursuant to NASDAQ Marketplace Rule 4350, a company of which more than 50% of the voting power is held by an individual, a group or another company is exempt from the requirements that its board of directors consist of a majority of independent directors and that the Compensation Committee and Nominating and Corporate Governance Committee of such company be comprised solely of independent directors. As of March 25, 2010, Apollo Global Management, LLC and its affiliates (collectively, “Apollo”) owned approximately 57.4% of our common stock. As a result, we are allowed to rely on the controlled company exception under NASDAQ Marketplace Rule 4350. Our Board of Directors has determined that this structure is appropriate for us due to our size relative to other companies and our controlled company status.

Board of Directors and Board of Directors Committee Meetings; Annual Meeting Attendance

During 2009, our Board of Directors held four regular meetings and one special meeting. The Board of Directors has the authority to appoint committees to perform certain management and administration functions. Our Board of Directors currently has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. All directors attended at least 75% of the meetings of the Board of Directors and the meetings of the board committees on which they served during 2009.

The Company does not have a policy regarding board members’ attendance at the Company’s Annual Meeting of Stockholders; however, directors are invited to attend the meetings. One member of the Board of Directors, Pradman Kaul, attended the Company’s 2009 Annual Meeting of Stockholders.

Audit Committee

The Audit Committee selects, on behalf of our Board of Directors, an independent registered public accounting firm to be engaged to audit our financial statements, discusses with the independent auditors their independence, reviews and discusses the audited consolidated financial statements with the independent auditors and management and recommends to our Board of Directors whether the audited consolidated financial statements should be included in our Annual Reports on Form 10-K to be filed with the SEC. The Audit Committee is governed by a written charter approved by our Board of Directors which is available on the Investor Relations page of our website at www.hughes.com. The members of our Audit Committee are Messrs. Ruisi, Gabbard and Weiner. Mr. Ruisi serves as chairman of the Audit Committee. Our Board of Directors has determined that each member of the Audit Committee is an independent director and that Mr. Ruisi is an “audit committee financial expert” under the requirements of NASDAQ and the SEC. During 2009, the Audit Committee held four regular meetings and one special meeting.

Compensation Committee

The Compensation Committee reviews and either approves, on behalf of the Board of Directors, or recommends to the Board of Directors for approval (i) the annual salaries and other compensation of our executive officers and (ii) individual stock and stock option grants for our executive officers. The Compensation Committee also provides assistance and recommendations with respect to our compensation policies and practices and assists with the administration of our compensation plans. The current members of our Compensation Committee are Messrs. Africk and Stone. Mr. Africk serves as the chairman of the Compensation Committee. The Compensation Committee operates under a written charter adopted by our Board of Directors which is available on the Investor Relations page of our website at www.hughes.com. During 2009, the Compensation Committee held two meetings.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee: (i) assists the Board of Directors in identifying individuals qualified to serve as members of the Board of Directors; (ii) develops and recommends to the Board of Directors a set of corporate governance principles for the Company; and (iii) oversees the evaluation of the Board of Directors. The members of the Nominating and Corporate Governance Committee are Messrs. Africk and Stone. Mr. Africk serves as the chairman of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is governed by a written charter approved by our Board of Directors which is available on the Investor Relations page of our website at www.hughes.com. During 2009, the Nominating and Corporate Governance Committee held one meeting.

In discharging its responsibilities to nominate candidates for election to our Board of Directors, our Nominating and Corporate Governance Committee has not specified any minimum qualifications for serving on our Board of Directors. However, the Nominating and Corporate Governance Committee uses a variety of methods for identifying and evaluating all nominees for director. Candidates may come to the attention of the committee through current directors, members of management, stockholders and other persons. The committee, to date, has not engaged a professional search firm. Candidates for director are evaluated at meetings of the committee. Nominees for director are selected on the basis of, among other criteria, experience, knowledge, skills, expertise, integrity, understanding and familiarity with our business, products or markets or similar business products or markets, and willingness to devote adequate time and effort to board responsibilities. The committee does not have a formal policy with respect to diversity; however, the committee considers qualities that it may deem to be desirable from time to time, such as the extent to which the candidate contributes to the diversity of the Board of Directors—with diversity being construed broadly to include a variety of perspectives, opinions, experiences and backgrounds. The committee may establish additional criteria and is responsible for assessing the appropriate balance of criteria required of directors. All nominees are evaluated by the committee using the same criteria notwithstanding whether the nominee was recommended by a stockholder or otherwise.

Board’s Role in Risk Oversight

While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board of the Directors also have the responsibility of risk management. In particular, the Audit Committee assists the Board of Directors in fulfilling its responsibility to oversee the financial affairs, risk management, accounting and financial reporting processes, and audits of financial statements of the Company. The Audit Committee is also charged with the responsibility of reviewing the guidelines and policies governing the process by which senior management and the internal auditing department assess and manage the Company’s exposure to risks, including the Company’s major financial risk exposures, and the steps management has taken to monitor and control such risks. In addition, the Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements.

Compensation of Directors

Each of our non-employee directors receives an annual retainer for service on our Board of Directors, along with expenses incurred in connection with attending each meeting. Three members of our Board of Directors, Messrs. Africk, Leddy and Stone, also serve on the HNS Board of Managers but receive no compensation for doing so. Mr. Kaul serves on the Board of Directors of the Company and the Board of Managers of HNS and receives no compensation for doing so. On February 5, 2009, the Company granted 15,000 shares of restricted stock to each of our non-employee directors. The restricted stock awards vest pro-rata over three years. The following table sets forth a summary of the compensation we paid to our non-employee directors for the year ended December 31, 2009.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation ($)	All Other Compensation ($)(2)	Total ($)
Andrew D. Africk(3)	$20,000	$166,950	–	–	–	–	$186,950
O. Gene Gabbard(4)	20,000	166,950	–	–	–	–	186,950
Jeffrey A. Leddy(5)	20,000	166,950	–	–	–	–	186,950
Lawrence J. Ruisi(6)	20,000	166,950	–	–	–	–	186,950
Aaron J. Stone(7)	20,000	166,950	–	–	–	–	186,950
Michael D. Weiner(8)	20,000	166,950	–	–	–	–	186,950

(1)	Reflects the total value of the stock award based on the grant date fair value of the award.
(2)	Reimbursements for any non-employee director did not exceed the $10,000 threshold for the year ended December 31, 2009.
(3)	Mr. Africk became a member of our Board of Directors on February 21, 2006. His compensation is $5,000 per quarter. Mr. Africk received a restricted stock award on February 5, 2009 for 15,000 shares. This award vests over three years: 33.34% on February 21, 2010, 33.33% on February 21, 2011 and 33.33% on February 21, 2012. The grant date fair market value of the restricted stock was $11.13 per share, or $166,950 for the total award value.
(4)	Mr. Gabbard became a member of our Board of Directors on June 16, 2006. His compensation is $5,000 per quarter. Mr. Gabbard received a restricted stock award on February 5, 2009 for 15,000 shares. This award vests over three years: 33.34% on June 16, 2010, 33.33% on June 16, 2011 and 33.33% on June 16, 2012. The grant date fair market value of the restricted stock was $11.13 per share, or $166,950 for the total award value.
(5)	Mr. Leddy became a member of our Board of Directors on February 21, 2006. His compensation is $5,000 per quarter. Mr. Leddy received a restricted stock award on February 5, 2009 for 15,000 shares. This award vests over three years: 33.34% on February 21, 2010, 33.33% on February 21, 2011 and 33.33% on February 21, 2012. The grant date fair market value of the restricted stock was $11.13 per share, or $166,950 for the total award value.

(6)	Mr. Ruisi became a member of our Board of Directors on June 16, 2006. His compensation is $5,000 per quarter. Mr. Ruisi received a restricted stock award on February 5, 2009 for 15,000 shares. This award vests over three years: 33.34% on June 16, 2010, 33.33% on June 16, 2011 and 33.33% on June 16, 2012. The grant date fair market value of the restricted stock was $11.13 per share, or $166,950 for the total award value.
(7)	Mr. Stone became a member of our Board of Directors on February 21, 2006. His compensation is $5,000 per quarter. Mr. Stone received a restricted stock award on February 5, 2009 for 15,000 shares. This award vests over three years: 33.34% on February 21, 2010, 33.33% on February 21, 2011 and 33.33% on February 21, 2012. The grant date fair market value of the restricted stock was $11.13 per share, or $166,950 for the total award value.
(8)	Mr. Weiner became a member of our Board of Directors on February 21, 2006. His compensation is $5,000 per quarter. Mr. Weiner received a restricted stock award on February 5, 2009 for 15,000 shares. This award vests over three years: 33.34% on February 21, 2010, 33.33% on February 21, 2011 and 33.33% on February 21, 2012. The grant date fair market value of the restricted stock was $11.13 per share, or $166,950 for the total award value.

INFORMATION CONCERNING OUR EXECUTIVE OFFICERS

Information concerning Pradman P. Kaul, Chief Executive Officer, President and director, is set forth above under “Proposal 1. Election of Directors—Nominees for Director.”

Name	Principal Occupations
Grant A. Barber Executive Vice President and Chief Financial Officer Age: 50	Mr. Barber has been our Executive Vice President and Chief Financial Officer since February 2006 and has served as the Executive Vice President and Chief Financial Officer of HNS since January 2006. From 2003 to 2006, Mr. Barber served first as Controller and then Executive Vice President and Chief Financial Officer for Acterna, Inc., a global manufacturer of test and measurement equipment for the Telco and Cable markets located in Germantown, Maryland. From 1984 through 2002, Mr. Barber served in various senior financial positions with Nortel Networks in the United States, Canada, France and England. Mr. Barber received his Bachelor degree in Business Administration from Wilfrid Laurier University and is a Canadian chartered accountant.

T. Paul Gaske Executive Vice President Age: 56	Mr. Gaske has been our Executive Vice President since February 2006 and has also served as HNS’ Executive Vice President, North American Division since 1999. Mr. Gaske joined HNS in 1977. Mr. Gaske has held a variety of engineering, marketing, and business management positions throughout his career. Mr. Gaske holds a Bachelor of Science degree in Electrical Engineering from the University of Maryland and a Master of Science degree in Computer Science from Johns Hopkins University in Baltimore, Maryland. He is a member of the Institute of Electrical and Electronics Engineering (IEEE), a published author on satellite networking technologies and markets and the holder of numerous patents in satellite communications and broadband networking.

Bahram Pourmand Executive Vice President Age: 63	Mr. Pourmand has been our Executive Vice President since February 2006 and has also served as HNS’ Executive Vice President, International Division since 1993. Mr. Pourmand joined HNS in 1979 and is currently responsible for all aspects of HNS’ international operations, including oversight of profit and loss, marketing, product development and strategic direction for HNS’ global activities. Prior to joining HNS, Mr. Pourmand was a director with Rockwell International in Dallas, Texas. Mr. Pourmand has a Bachelor of Science degree in Electrical Engineering from Texas Tech University and a Master of Science degree in Electrical Engineering from Southern Methodist University.

Adrian Morris Executive Vice President Age: 55	Mr. Morris has been our Executive Vice President and HNS’ Executive Vice President, Engineering since February 2006. Prior to that, Mr. Morris had been HNS’ Senior Vice President of Engineering since 1996. His career began with HNS in 1982 as a hardware design engineer and he has held a variety of technical and management positions throughout his career. Mr. Morris received a Bachelor of Science degree from Trinity College Dublin and a Master of Science degree in Digital Techniques from Heriot Watt University, Edinburgh. Prior to joining HNS, he worked for Ferranti Electronics and Electro Optics Division. Mr. Morris is a co-inventor for a number of patents in digital communications and has authored several published papers. He is also a member of the IEEE.

Name	Principal Occupations
Dean A. Manson Senior Vice President, General Counsel and Secretary Age: 43	Mr. Manson has been our and HNS’ Senior Vice President, General Counsel and Secretary since August 2007, prior to which he was our Vice President, General Counsel and Secretary since February 2006 and HNS’ Vice President, General Counsel and Secretary since November 2004. Mr. Manson also serves as a director or officer for several of our subsidiaries. Before joining HNS in June 2000 as Assistant Vice President, Legal, Mr. Manson was associated with the law firm of Milbank, Tweed, Hadley & McCloy LLP. Mr. Manson earned a Bachelor of Science degree in Engineering from Princeton University and a Juris Doctorate degree from Columbia University School of Law.

Thomas J. McElroy Chief Accounting Officer Age:54	Mr. McElroy has been our Chief Accounting Officer since February 2006. In August 2007, he was appointed Senior Vice President and Controller of HNS and is responsible for all financial accounting and reporting matters for HCI, HNS and its global consolidated operations. From June 2006 to September 2007, he was HNS’ Vice President and Controller. Prior to joining HNS in January 1988 as a Director of Finance, Mr. McElroy was a Senior Manager in the audit group for Price Waterhouse & Co. in Washington, DC from 1977 to 1988. He received his Bachelor of Science degree in Accounting from St. Francis University.

Deepak V. Dutt Vice President, Treasurer and Investor Relations Officer Age: 65	Mr. Dutt has been our Vice President, Treasurer and Investor Relations Officer since March 2007. Mr. Dutt has served as Vice President and Treasurer of HNS since January 2001 and as Investor Relations Officer since February 2008. Mr. Dutt joined HNS in July 1993 and has held various positions in finance since then, including corporate planning, international finance, treasury and an international assignment as Chief Financial Officer of a subsidiary of the Company where he played a lead role in its start-up and in taking it public. Prior to joining our Company, Mr. Dutt served in various positions in the U.S. and overseas at IBM Corporation in sales, marketing and finance. He received a Bachelor of Science degree in Engineering from the University of Poona, India.

Cleo V. Belmonte Assistant Secretary Age: 32	Ms. Belmonte has been our Assistant Secretary since March 2007 and Senior Counsel, Securities of HNS since joining the Company in January 2007. Prior to joining HNS, Ms. Belmonte was an associate with the law firms of Pillsbury Winthrop Shaw Pittman LLP and Patton Boggs LLP where she practiced securities and general corporate law. Ms. Belmonte received Bachelor of Science degrees in Multinational Business Operations, Marketing and Business Management from Florida State University. Ms. Belmonte received a Juris Doctorate degree from the Georgetown University Law Center.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

The Compensation Committee of our Board of Directors, which we refer to as the Compensation Committee, is responsible for establishing, implementing and continually monitoring the Company’s executive compensation program, including the compensation of our Chief Executive Officer (Pradman Kaul), Chief Financial Officer (Grant Barber), and our three other most highly compensated executive officers (Paul Gaske, Bahram Pourmand and Adrian Morris). We refer to these executives as our named executive officers elsewhere in this Proxy Statement. Generally, the types of compensation and benefits provided to our named executive officers are similar to those provided to other officers of the Company. All of our named executive officers are officers and employees of the Company and also provide services to Hughes Network Systems, LLC (“HNS”), our wholly owned subsidiary. All compensation earned by our named executive officers is paid by the Company, which in turn bills HNS for 98% of the base salaries and all other compensation of our named executive officers plus a 2% service fee. The remaining 2% of the base salaries and other compensation paid to our named executive officers is expensed by and for services to the Company.

Compensation Objectives and Philosophy

The primary objective of our executive compensation program is to closely align the compensation paid to executive officers, including our named executive officers, with the short-term and long-term performance of the Company and to allow the Company to attract, retain and motivate key executives with talent critical to drive long-term success and create stockholder value. The Compensation Committee seeks to achieve this objective by linking a substantial portion of the executive’s total compensation to the achievement of the Company’s financial and operational goals. Our executive compensation program is designed to provide for both guaranteed and incentive compensation based on the Company’s performance, to motivate our executives to achieve the business goals set by the Company and to reward the executives for achieving these goals. Guaranteed compensation consists primarily of base salary, which represents 50% or less of total direct compensation. Incentive compensation consists of annual performance bonuses and equity compensation.

Our Compensation Committee evaluates individual and Company performance with a goal of setting total compensation at levels that the Compensation Committee believes are competitive with the compensation paid to executives in companies of similar size and industry while also reviewing internal comparisons (including performance and levels of responsibility). The Compensation Committee believes that base salaries should be competitive to attract and retain qualified executive officers and that executive officers should be provided with stock ownership opportunities to align their interests with those of the Company’s stockholders. In addition, the Compensation Committee believes that incentive compensation should be based primarily on the accomplishment of the Company’s performance goals in the interest of building a cohesive management team. We believe that our current executive compensation program provides an overall level of target compensation and compensation opportunity that is appropriate for a company of our size and industry.

Elements of Compensation

The Compensation Committee establishes the elements of our executive compensation program and determines the amount of total compensation to be paid to each of our named executive officers. Members of management generally do not play a role in establishing the elements of compensation or the amount of compensation awarded to executives, including our named executive officers, other than to make recommendations to the Compensation Committee regarding the Company Performance Targets used to determine annual bonuses, as discussed below. The Compensation Committee has not engaged a compensation consultant to assist the Company in determining the compensation provided to our named executive officers.

Our executive compensation program consists of the following key elements:

•	base salary

•	annual performance bonuses

•	equity compensation

•	perquisites and other compensation

Our executive officers also participate in the Company’s and HNS’ other employee benefit plans on the same terms as other employees. Our benefit plans include medical and dental coverage, long and short term disability coverage and basic life insurance equal to two times annual base salary. In addition, Pradman Kaul, our Chief Executive Officer, receives enhanced medical coverage for which he has no premium payment and no co-payments. This benefit was in place prior to the assumption of his employment agreement by the Company and the Company has agreed to continue to provide this benefit.

Base Salary—Base salaries for our named executive officers are established at the beginning of the term of each executive’s employment agreement based on the executive’s responsibilities and a comparison to competitive market levels for the executive’s job function. The base salaries of our named executive officers are reviewed on an annual basis by the Compensation Committee and at the time of a promotion or a significant change in responsibility. Factors considered for salary increases, although informally applied, are: individual and corporate performance, individual level of responsibility, inflation, contributions to the Company’s overall success, and current competitive market levels. For 2009, after review of the competitive market levels, and the recent economic conditions, the Compensation Committee did not grant salary increases to our general employee population, including the named executive officers. As a result, the base salaries of our named executive officers remained at the following 2008 levels, $620,090 for Mr. Kaul, $382,200 for Mr. Barber, $426,983 for Mr. Gaske, $426,733 for Mr. Pourmand and $367,183 for Mr. Morris. The Compensation Committee has not yet determined if salary increases will be granted to our named executive officers for 2010.

Annual Performance Bonuses—Our Annual Incentive Plan (the “AIP”) is an annual performance bonus program adopted by the Compensation Committee under our 2006 Equity and Incentive Plan (the “Plan”). The AIP is designed to provide cash awards to our executive officers for achieving the Company’s financial and operational goals. The Compensation Committee believes that as an executive’s level of seniority and responsibility within the Company increases, a greater percentage of the executive’s compensation should be tied to the Company’s performance. Our named executive officers and other officers of the Company and HNS participate in the AIP. Annual performance bonuses awarded under the AIP are reviewed and approved by the Compensation Committee and are paid in cash in a lump sum in the first quarter following the completion of each fiscal year. Annual performance bonuses for 2009 were awarded to all of our named executive officers. Pursuant to his employment agreement and the AIP, each executive officer is eligible to receive an annual performance bonus up to an amount equal to a specified percentage of the executive’s annual base salary, which we refer to as the executive’s bonus target. For 2009, based on seniority and level of responsibility, the Compensation Committee set the bonus targets for each of our named executive officers at 100% for Pradman Kaul, 70% for Paul Gaske, and 60% for Messrs. Barber, Pourmand and Morris.

The Compensation Committee annually determines a bonus pool for the year based on each executive’s target bonus amount and competitive market levels among the Company’s peer group (as discussed under “Targeted Compensation”) and makes awards under the AIP based on the level of achievement of our performance targets. The Compensation Committee may increase the annual performance bonus paid to an executive up to an additional 50% of the executive’s target bonus amount if the Company’s performance targets are exceeded. The Company performance targets to be used are established by the Compensation Committee at the beginning of each fiscal year based on financial and other metrics that the Compensation Committee has determined are indicative of the Company’s annual performance and position in the market. For 2009, the performance target components were HNS’ revenue of $1,082.8 million, Adjusted EBITDA of $175.0 million and cash balance of $273.5 million (referred to collectively as the Company Performance Targets) and a subjective factor (based on overall Company performance) to be determined by the Compensation Committee. If HNS achieves the annual budgeted amount for each of the Company Performance Targets, the Compensation Committee will award 100% of the bonus pool to the executives that participate in the AIP, with HNS’ revenue, Adjusted EBITDA, cash balance and the subjective factor weighted at 30%, 40%, 15%, and 15%, respectively. Weight is allocated among the Company Performance Targets based on the significance of the target to the Company’s overall performance. Historically, the Compensation Committee has weighted the subjective factor at 15% of the total bonus amount and determined not to adjust the weight for 2009. The measurement of actual performance is determined by interpolating the results on a straight line basis against the Company Performance Targets. If any of the Company Performance Targets fall below 90% of the budgeted amount, no weight will be awarded for that target. For 2009, the Compensation Committee awarded the following percentages of each named executive officer’s 2009 base salary under the AIP: 90% to Mr. Kaul (compared to a target of 100%), 63% to Mr. Gaske (compared to a target of 70%), and 54% to Messrs. Barber, Pourmand and Morris (compared to a target of 60%). The actual 2009 AIP amounts awarded to each of our named executive officers are shown in the Summary Compensation Table. The following table sets forth the percentage of the bonus pool that the Compensation Committee would award based on the targets established by the Compensation Committee for 2009 AIP awards:

	Percentage of Budget Amount Achieved
	90%	95%	100%	110%
Revenue	12%	21%	30%	45%
Adjusted EBITDA(1)	0%	30%	40%	60%
Cash balance	9%	12%	15%	22.5%
Subjective	0%	8%	15%	22.5%

Total	21%	71%	100%	150%

(1)	Adjusted EBITDA is defined as earnings (losses) before interest, income taxes, depreciation, amortization, equity incentive plan compensation and other adjustments permitted by the debt instruments of HNS. For the fiscal year ended December 31, 2009, Adjusted EBITDA is calculated from HNS’ audited financial statements by beginning with GAAP net loss (i) adding back interest expense; income tax expense; depreciation and amortization; equity plan compensation expense; and long-term cash retention compensation and loss on impairments; then (ii) subtracting interest income. Interest expense, income tax expense, and loss on impairments appear as line items on the Consolidated Statement of Operations. Depreciation and amortization appear as a line item on the Consolidated Statement of Cash Flows. The long-term cash retention compensation ($1.5 million for the year ended December, 31, 2009) and equity plan compensation expense ($6.9 million for the year ended December 31, 2009) appear on the Consolidated Statement of Operations as part of general and administrative expense.

The following table sets forth the actual performance by HNS for each of the Company Performance Targets established by the Compensation Committee for 2009 AIP awards and the corresponding AIP payout associated with each target (dollars in millions):

	Actual Performance ($ in millions)	% of Budget Achieved	Payout
Revenue	983.0	90.8%	13.4%
Adjusted EBITDA	174.5	99.8%	39.4%
Cash balance	305.8	111.8%	22.5%
Subjective		15.0%	15.0%

Total			90.3%

Equity Compensation—Our equity compensation is entirely incentive based compensation and is designed to serve as a retention tool and to provide a long-term incentive to employees directly related to the success of the Company. Our named executive officers are eligible to participate in the Plan, which provides for equity awards including restricted stock, stock options, stock appreciation rights and other equity based awards. Each named executive officer is reviewed annually by the Compensation Committee to determine if an equity award is appropriate and the level of any such award, however, the Compensation Committee does not anticipate making awards of equity compensation each year.

On April 24, 2008, each of our named executive officers was awarded options to purchase our common stock under the Plan. Mr. Kaul was awarded 100,000 options and each of Messrs. Barber, Gaske, Pourmand and Morris were awarded 25,000 options. These options are subject to time vesting restrictions over four years and vest 50% on April 24, 2010, 25% on April 24, 2011, and 25% on April 24, 2012. These options had an exercise price of $54.00, the closing price of our common stock on April 24, 2008, the grant date of the options. In 2009, the Company determined that the options were under water and no longer served as a retention tool or provided the intended incentive to the option holders, including our named executive officers. On April 16, 2009, all of the options awarded to each of our named executive officers on April 24, 2008, along with those of all other eligible participants, were exchanged for new stock options as part of our offer to exchange certain outstanding stock options for new stock options (the “Options Exchange Program”). The new options are also subject to time vesting restrictions and vest 50% on April 16, 2011, 25% on April 16, 2012, and 25% on April 16, 2013. The new options have an exercise price of $14.47, the closing price of our common stock on April 15, 2009.

In addition to equity compensation that may be granted under the Plan, pursuant to their employment agreements, each of our named executive officers was granted awards of HNS Class B membership interests pursuant to their employment agreements. Each of Messrs. Kaul, Gaske, Pourmand, and Morris were granted Class B membership interests upon the original execution of their employment agreements with HNS in 2005 and Mr. Barber was granted Class B membership interests upon the execution of his employment agreement with the Company in 2006.

Perquisites and Other Compensation—We provide our named executive officers with perquisites and other personal benefits that the Company and the Compensation Committee believe are reasonable and consistent with the Company’s overall executive compensation program to better enable the Company to attract and retain superior employees for key positions. The Compensation Committee annually reviews the levels of perquisites and other personal benefits provided to our named executive officers, which include, without limitation:

•	Car allowance in the amount of $15,120 per year for Mr. Kaul and $12,940 per year for each of Messrs. Barber, Gaske, Pourmand, and Morris.

•

Financial planning services are provided to Mr. Kaul and Mr. Gaske. These services were in place prior to the assumption of their employment agreements by the Company and the Company has agreed to continue to provide these services.

•

Enhanced medical coverage is provided to Mr. Kaul, for which he has no premium payment and no co-payments. This benefit was in place prior to the assumption of Mr. Kaul’s employment agreement by the Company and the Company has agreed to continue to provide this benefit.

Targeted Compensation

Target total compensation for each named executive officer is established by the Compensation Committee based on peer group data, internal equity and performance of the Company and individual. Members of management do not play a role in establishing the target compensation for our named executive officers; however, management recommends to the Compensation Committee the Company Performance Targets that are used to determine the annual performance bonus payments under the AIP. The Compensation Committee may, in its discretion, use or modify the Company Performance Targets recommended by management. The Company uses Equilar, an independent executive compensation research firm to create reports showing the percentile position of each named executive officer compared to the selected peer group for base salary, total cash compensation and total direct compensation. Equilar is an on-line tool used by consultants and companies to obtain competitive information from proxy data. The Company did not engage any compensation consultants for executive compensation studies. The peer group used for the Equilar benchmarking tool includes: American Tower Corp, CenturyTel, Earthlink, Frontier Communications, Global Crossing, Loral Space & Communications, Mediacom Communications, RCN Corp, SAVVIS, TW Telecom, ViaSat, and XO Holdings. The Company’s peer group consists of companies with which management and the Compensation Committee believe we compete for executive talent and stockholder investment. The Equilar report for 2009 showed the following results when we were compared to the peer group companies:

			HNS Compared to Competitive Market – Proxy Data
Position	Executive	Officer Comparison	Base Salary Percentile		Total Cash Compensation Percentile		Total Direct Compensation Percentile(1)
Chief Executive Officer and President	Pradman Kaul	CEO	18	th	18	th	7	th
Executive Vice President	T. Paul Gaske	2nd highest paid	50	th	43	rd	21	st
Executive Vice President	Bahram Pourmand	3rd highest paid	78	th	69	th	39	th
Chief Financial Officer	Grant Barber	CFO	65	th	61	st	28	th
Executive Vice President	Adrian Morris	5th highest paid	83	rd	84	th	46	th

(1)	Includes intrinsic annualized value of each named executive officer’s interest in HNS through their HNS Class B membership interests and all compensation received by the named executive officers, including awards under the Plan, averaged over the vesting period.

The Compensation Committee seeks to set total compensation at levels that the Compensation Committee believes will retain our named executive officers and at amounts that are competitive with the compensation paid to executives in similar companies. Upon review of the Equilar report for 2009, the Compensation Committee determined that no changes to the Company’s current executive compensation program were necessary.

The Compensation Committee believes that as an executive’s level of seniority and responsibility within the Company increases, a greater percentage of the executive’s compensation should be tied to the Company’s performance. Accordingly, the Compensation Committee set total compensation targets for 2009 as the following:

	Base Salary as a % of Total Compensation	Bonus Target as a % of Total Compensation	Equity Target as a % of Total Compensation(1)
Chief Executive Officer	33%	33%	34%
Chief Financial Officer – Executive Vice President	47%	28%	25%
Executive Vice Presidents	46%	29%	25%

(1)	Includes intrinsic annualized value of each Named Executive Officer’s interest in the Company through their Class B membership interests. Also includes all compensation received by the executive, including awards under the Plan, averaged over the vesting period.

Termination and Change of Control Benefits

The Compensation Committee has determined the appropriate levels of payments to be made to our named executive officers upon the termination of their employment, including a termination of employment in connection with a change of control of the Company, to provide the executive officer with adequate income during the period that the executive officer may not compete with the Company, pursuant to the provisions of his employment agreement, and while seeking other employment. All of our named executive officers receive the same benefits upon termination of employment in connection with a change of control of the Company. The Company does not make any payments to our named executive officers, or accelerate the vesting of any equity compensation awards granted to such officers solely on the basis of a change of control of the Company. Payments are triggered only if the executive officer is terminated within one year, without cause, following a change of control of the Company. See “—Potential Payments upon Termination and Change of Control.”

Section 162(m)

Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), as interpreted by IRS Notice 2007-49, a public company generally may not deduct compensation in excess of $1.0 million paid to its chief executive officer and its three most highly compensated executive officers (other than the chief executive officer and the chief financial officer). Qualifying performance-based compensation will not be subject to the deduction limitation if certain requirements are met.

Our Compensation Committee generally structures the Company’s and HNS’ compensation programs, where feasible, to minimize or eliminate the impact of the limitations of Section 162(m) of the Code. However, the Compensation Committee reserves the right to use its judgment to authorize compensation payments that do not comply with the exemptions in Section 162(m) of the Code when it believes that such payments are appropriate and in the best interests of its stockholders, after taking into consideration changing business conditions or the officer’s performance. With respect to awards intended to qualify as performance-based compensation under Section 162(m) of the Code, no payment may be made under our compensation program prior to certification by the Compensation Committee that the applicable performance goals have been attained. The Company believes that the compensation paid under our compensation program in 2009 is fully deductible for federal income tax purposes.

Common Stock Ownership Guidelines

We believe that share ownership by our employees, including our named executive officers, is the most effective method to deliver superior stockholder returns by increasing the alignment between the interests of our employees and our stockholders. We do not, however, have a formal requirement for share ownership by any group of employees.

Compensation Committee Report

The Compensation Committee of our Board of Directors reviews and either approves or recommends for approval: (i) the annual salaries and other compensation of our executive officers and (ii) individual stock and stock option grants to each of our executive officers. The Compensation Committee also provides assistance and recommendations with respect to our compensation policies and practices and assists with the administration of our compensation plans. Mr. Africk is the chairman of our Compensation Committee and the other member of the committee is Mr. Stone. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Andrew D. Africk, Chairman

Aaron J. Stone

Summary Compensation Table

The following table sets forth, for the years ended December 31, 2009, 2008 and 2007 the compensation for services in all capacities earned by our named executive officers. All of our named executive officers are officers and employees of the Company and provide services to HNS. All compensation reflected in this section was paid or awarded directly by the Company, which in turn bills HNS for 98% of the base salaries and all other compensation of our named executive officers plus a 2% service fee. The remaining 2% of the base salaries and all other compensation paid to our named executive officers are expensed by, and for service to, the Company. The compensation reflected in the Summary Compensation Table below is for service to the Company and HNS.

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards	Option Awards(2)	Non-Equity Incentive Plan Compensation(1)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation	Total
Pradman Kaul(3) CEO and President	2009	$632,630	$94,000	$–	$465,000	$465,000	$–	$147,197	$1,803,827
	2008	$637,370	$94,000	$–	$2,443,000	$602,000	$–	$127,183	$3,903,553
	2007	$607,589	$67,000	$–	$–	$483,000	$–	$114,658	$1,272,247
Grant Barber(4) Chief Financial Officer	2009	382,200	35,000	–	116,250	172,000	–	50,572	756,022
	2008	382,351	35,000	–	610,750	223,000	–	52,341	1,303,441
	2007	360,850	30,000	–	–	218,000	–	47,465	656,315
Paul Gaske(5) Executive Vice President	2009	439,565	45,000	–	116,250	225,000	–	77,806	903,621
	2008	437,656	45,000	–	610,750	290,000	–	71,391	1,454,797
	2007	406,640	37,000	–	–	267,000	–	79,484	790,124
Bahram Pourmand(6) Executive Vice President	2009	426,754	39,000	–	116,250	193,000	–	60,230	835,234
	2008	426,754	39,000	–	610,750	249,000	–	62,435	1,387,939
	2007	407,115	32,000	–	–	229,000	–	54,833	722,948
Adrian Morris(7) Executive Vice President	2009	370,061	34,000	–	116,250	165,000	–	48,146	733,457
	2008	367,203	34,000	–	610,750	214,000	–	49,287	1,275,240
	2007	361,143	32,000	–	–	229,000	–	44,205	666,348

Total Compensation	2009	$2,251,210	$247,000	$–	$930,000	$1,220,000	$–	$383,951	$5,032,161
	2008	$2,251,334	$247,000	$–	$4,886,000	$1,578,000	$–	$362,637	$9,324,970
	2007	$2,143,337	$198,000	$–	$–	$1,426,000	$–	$340,645	$4,107,982

(1)	Each year, we award a bonus to each Named Executive Officer under the AIP that consists of amounts awarded in connection with the achievement of the Company Performance Targets and the subjective factor collectively. The amounts reflected in the Bonus column include the portion of the AIP award paid to each Named Executive Officer based on the subjective factor. Amounts paid in connection with the achievement of the Company Performance Targets are reflected in the Non-Equity Incentive Plan Compensation column. All bonuses are paid in the year following the year it is earned.
(2)	On April 24, 2008. Mr. Kaul was awarded 100,000 stock options and Messrs. Barber, Gaske, Pourmand and Morris were each awarded 25,000 stock options. Each of these stock options was exchanged on April 16, 2009 for substantially similar stock options. There were no stock options awarded during 2007. The amounts listed reflect the full grant date, market value of the options as computed using the Black-Scholes Model, $24.43 as of April 24, 2008, and $4.65 as of April 16, 2009. See Note 17—Employee Share-Based Payments to the Company’s audited consolidated financial statements included in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2009 for a discussion of the assumptions made in the valuation of the option awards.
(3)	For 2009, Mr. Kaul’s salary includes his salary earned of $620,111 plus $12,519 accrued, but unused paid time off (PTO). For 2008, Mr. Kaul’s salary includes his salary earned of $620,110 plus $17,260 accrued, but unused PTO. For 2007, Mr. Kaul’s salary includes his salary earned of $590,554 plus $17,035 accrued, but unused, PTO. Mr. Kaul’s all other compensation includes the Company’s matching contributions to our qualified 401(k) plan of $14,700 for 2009, $13,800 for 2008, and $13,500 for 2007 and our non-qualified excess benefit plan of $31,482 for 2009, $57,769 for 2008, and $48,748 for 2007; a special after tax bonus of $32,784 in lieu of a company contribution to the non-qualified excess benefit plan; a car allowance of $15,120 for 2009, $15,702 for 2008, $15,120 for 2007; executive medical coverage of $20,205 for 2009, $16,757 for 2008 and $15,008 for 2007; financial planning services in the amount of $11,876 for 2009, $11,089 for 2008, of which $169 of expense was incurred in 2007 but paid in 2008, and $10,500 for 2007; and a 50% PTO cash out payment in the amount of $11,926 for 2009 and, $5,962.80 for 2008 for PTO accrued in prior years. Other items (below $10,000/year) include group term life insurance coverage over $50,000, excess medical coverage, and personal liability insurance reimbursement.
(4)

For 2009, Mr. Barber’s salary includes his salary earned of $382,200. Mr. Barber used all of his PTO earned in 2009. For 2008, Mr. Barber’s salary includes his salary earned of $382,200 plus $151 accrued, but unused PTO. For 2007, Mr. Barber’s salary includes his salary earned of

$359,800 plus $1,050 accrued, but unused, PTO. Mr. Barber’s all other compensation includes the Company’s matching contributions to its qualified 401(k) plan of $11,925 for 2009, $12,650 for 2008 and $12,375 for 2007 and the non-qualified excess benefit plan of $19,404 for 2009, $24,852 for 2008 and $18,384 for 2007; a car allowance of $12,940 for 2009, $13,438 for 2008, and $12,940 for 2007. Other items (below $10,000/year) include reimbursement for a management physical for 2007, group term life insurance coverage over $50,000, a special after tax bonus in lieu of a Company contribution to the non-qualified excess benefit plan for 2009; and a credit for long term disability insurance.

(5)	For 2009, Mr. Gaske’s salary includes his salary earned of $427,003 plus $12,562 accrued, but unused PTO. For 2008, Mr. Gaske’s salary includes his salary earned of $427,003 plus $10,652 accrued, but unused PTO. For 2007, Mr. Gaske’s salary includes his salary earned of $406,640. Mr. Gaske used all of his PTO earned in 2007. Mr. Gaske’s all other compensation includes the Company’s matching contributions to its qualified 401(k) plan of $14,700 for 2009, $13,800 for 2008, and $13,500 for 2007 and the non-qualified excess benefit plan of $21,679 for 2009, $30,999 for 2008, and $38,511 for 2007; a car allowance of $12,940 for 2009, $13,438 for 2008 and $12,940 for 2007; and financial planning services in the amount of $11,876 for 2009, $11,089 for 2008, of which $169 of expense was incurred in 2007 but paid in 2008, and $10,651 for 2007. Other items (below $10,000/year) include reimbursement for a management physical for 2008 and 2007, a special after tax bonus in lieu of a company contribution to the non-qualified excess benefit plan for 2009 and group term life insurance coverage over $50,000.
(6)	For 2009, Mr. Pourmand’s salary includes his salary earned of $426,754. Mr. Pourmand used all of his PTO earned in 2009. For 2008, Mr. Pourmand’s salary includes his salary earned of $426,754. For 2007, Mr. Pourmand’s salary includes his salary earned of $406,411 plus $10,746 accrued but unused PTO ($5,090 of which was used in 2008). Mr. Pourmand’s all other compensation includes the Company’s matching contributions to its qualified 401(k) plan of $14,700 for 2009, $13,800 for 2008, and $13,500 for 2007 and the non-qualified excess benefit plan of $21,666 for 2009, $28,403 for 2008, and $24,238 for 2007 and a car allowance of $12,940 for 2009, $13,438 for 2008 and $12,940 for 2007. Other items (below $10,000/year) include group term life insurance coverage over $50,000, reimbursement for a medical physical exam (in 2008, incurred in 2007, a special after tax bonus in lieu of a Company contribution to the non-qualified excess benefit plan for 2009 and a credit for long term disability insurance.
(7)	For 2009, Mr. Morris’ salary includes his salary earned of $367,203 plus $2,858 accrued, but unused PTO. For 2008, Mr. Morris’ salary includes his salary earned of $367,203. For 2007, Mr. Morris’ salary includes his salary earned of $349,710 plus $11,433 accrued but unused PTO ($6,039 of which was used in 2008). Mr. Morris’ all other compensation includes the Company’s matching contributions to its non-qualified excess benefit plan of $18,643 for 2009, $24,699 for 2008, and $20,171 for 2007 and a car allowance of $12,940 for 2009, $13,438 for 2008 and $12,940 for 2007. Other items (below $10,000/year) include the Company’s matching contributions to its qualified 401(k) plan, a special after tax bonus in lieu of a Company contribution to the non-qualified excess benefit plan (2009 only), group term life insurance coverage over $50,000 and a credit for long term disability insurance.

Employment Agreements

Pradman P. Kaul

The employment agreement between Mr. Kaul and HNS originally was entered into as of April 23, 2005. Mr. Kaul serves as our Chief Executive Officer and President and as the Chief Executive Officer, President and Chairman of HNS’ Board of Managers. We assumed Mr. Kaul’s employment agreement effective as of February 3, 2006. Mr. Kaul’s employment agreement provides for a two-year term and is subject to automatic one-year renewals if not terminated by Mr. Kaul or us at least 90 days (but not more than 120 days) prior to the expiration of the original or a renewal term. Any termination of Mr. Kaul’s employment with us would also constitute a termination of his employment with HNS. The agreement provides for an annual base salary ($620,090 for 2009) and a cash bonus target in the amount of a percentage of his annual base salary (100% for 2009), subject to an increase of up to 50% of the target bonus amount if the objective performance criteria established by the Compensation Committee are exceeded.

Pursuant to Mr. Kaul’s employment agreement and a restricted unit purchase agreement between Mr. Kaul and HNS, effective as of April 23, 2005, Mr. Kaul purchased 1,500 Class B membership interests of HNS at $0.01 per unit. Of the 1,500 Class B membership interests, 750 are subject to time vesting, with 75 of the Class B membership interests vesting on November 1, 2005 and the remaining 675 membership interests vesting in 54 equal monthly installments commencing on December 1, 2005, subject to Mr. Kaul’s continued employment with us. If Mr. Kaul is employed by us on the date that we (or our successors or assigns) hold less than 20% of the aggregate equity interests (measured by vote and value) in HNS (excluding certain specified transactions), then all of his time vesting Class B membership interests will vest on the first anniversary of the date on which our (or our successors’ or assigns’) aggregate equity interests in HNS fall below 20%. The remaining 750 Class B membership interests owned by Mr. Kaul are subject to performance vesting with 375 Class B membership interests vesting if, following the earlier of April 23, 2010 or a change of control (as defined below), liquidation, dissolution or winding up of HNS, we have received a cumulative total return of at least 3.0 times on our investment in HNS, and all 750 Class B membership interests vesting if, following the earlier of April 23, 2010 or a change of control, liquidation, dissolution or winding up of HNS, we have received a cumulative total return of at least 5.0 times on our investment in HNS.

The employment agreements of each of our named executive officers, including Mr. Kaul, define “change of control” as (i) the acquisition of the Company by any individual or group not affiliated with HNS, the Company or its owners immediately prior to such acquisition of beneficial ownership of more than 50%, directly or indirectly, of the vote of the Company or HNS; or (ii) the consummation of an amalgamation, a merger or consolidation of the Company or HCI or any direct or indirect subsidiary of the Company or HNS with any other entity or a sale or other disposition of all or substantially all of the assets of the Company or HNS following which the voting securities of the Company or HNS that are outstanding immediately prior to such transaction cease to represent at least 50% of the combined voting power of the securities of the Company or HNS or, if the Company or HNS is not the surviving entity, such surviving entity or any parent or other affiliate of such surviving entity, outstanding immediately after such transaction.

Mr. Kaul’s employment agreement restricts him from competing with us by providing services to, serving in any capacity for or owning certain interests in our competitors while he is employed by us and for a period of one year following the termination of his employment. The agreement also provides that Mr. Kaul must not solicit any of our employees or customers during his employment and for one year thereafter, and he must not divulge at any time any of our confidential information.

Grant A. Barber

The employment agreement between Mr. Barber and the Company was entered into as of February 23, 2006. Mr. Barber serves as our Executive Vice President and Chief Financial Officer and as Chief Financial Officer of HNS. The employment agreement provides for a two-year term and is subject to automatic one-year renewals if not terminated by Mr. Barber or us at least 90 days (but not more than 120 days) prior to the expiration of the original or a renewal term. Any termination of Mr. Barber’s employment with us would also constitute a termination of his employment with HNS. The agreement with Mr. Barber provides for an annual base salary ($382,200 for 2009) and a cash bonus target in the amount of a percentage of his annual base salary (60% for 2009), subject to an increase of up to 50% of the target bonus amount if the objective performance criteria established by the Compensation Committee are exceeded.

Pursuant to Mr. Barber’s employment agreement and a restricted unit purchase agreement between Mr. Barber and HNS, effective as of February 2, 2006, he purchased 500 Class B membership interests of HNS at $0.01 per unit. Of the 500 Class B membership interests, 250 are subject to time vesting, with 25 of the Class B membership interests vesting on August 1, 2006 and the remaining 225 membership interests vesting in 54 equal monthly installments commencing on September 1, 2006, subject to Mr. Barber’s continued employment with us. If Mr. Barber is employed by us on the date that we (or our successors or assigns) hold less than 20% of the aggregate equity interests (measured by vote and value) in HNS (excluding certain specified transactions), then all of his time vesting Class B membership interests will vest on the first anniversary of the date on which our (or our successors’ or assigns’) aggregate equity interest in HNS fall below 20%. The remaining 250 Class B membership interests are subject to performance vesting with 125 Class B membership interests vesting on the earlier of January 24, 2011 or a change of control (as defined above), liquidation, dissolution or winding up of HNS if, following the earlier of April 23, 2010 or a change of control, liquidation, dissolution or winding up of HNS, we have received a cumulative total return of at least 3.0 times on our investment in HNS, and all 250 Class B membership interests vesting on the earlier of January 24, 2011 or a change of control (as defined above), liquidation, dissolution or winding up of HNS if, following the earlier of April 23, 2010 or a change of control, liquidation, dissolution or winding up of HNS, we have received a cumulative total return of at least 5.0 times on our investment in HNS.

Mr. Barber’s employment agreement restricts him from competing with us by providing services to, serving in any capacity for or owning certain interests in our competitors while he is employed by us and for a period of one year following the termination of his employment. The agreement also provides that Mr. Barber must not solicit any of our employees or customers during his employment and for one year thereafter, and he must not divulge at any time any of our confidential information.

T. Paul Gaske

The employment agreement between Mr. Gaske and HNS originally was entered into as of April 23, 2005. Mr. Gaske serves as our Executive Vice President and as the Executive Vice President, North American Division of HNS. We assumed Mr. Gaske’s employment agreement effective as of February 3, 2006. The employment agreement provides for a two-year term and is subject to automatic one-year renewals if not terminated by Mr. Gaske or us at least 90 days (but not more than 120 days) prior to the expiration of the original or a renewal term. Any termination of Mr. Gaske’s employment with us would also constitute a termination of his employment with HNS. The agreement with Mr. Gaske provides for an annual base salary ($426,983 for 2009) and a cash bonus target in the amount of a percentage of his annual base salary (60% for 2009), subject to an increase of up to 50% of the target bonus amount if the objective performance criteria established by the Compensation Committee are exceeded.

Pursuant to Mr. Gaske’s employment agreement and a restricted unit purchase agreement between Mr. Gaske and HNS, effective as of April 23, 2005, he purchased 650 Class B membership interests of HNS at $0.01 per unit. Of the 650 Class B membership interests, 325 are subject to time vesting, with 32.5 of the Class B membership interests vesting on November 1, 2005 and the remaining 292.5 membership interests vesting in 54 equal monthly installments commencing on December 1, 2005, subject to Mr. Gaske’s continued employment with us. If Mr. Gaske is employed by us on the date that we (or our successors or assigns) hold less than 20% of the aggregate equity interests (measured by vote and value) in HNS (excluding certain specified transactions), then all of his time vesting Class B membership interests will vest on the first anniversary of the date on which our (or our successors’ or assigns’) aggregate equity interests in HNS fall below 20%. The remaining 325 Class B membership interests are subject to performance vesting with 162.5 Class B membership interests vesting if, following the earlier of April 23, 2010 or a change of control (as defined above), liquidation, dissolution or winding up of HNS, we have received a cumulative total return of at least 3.0 times on our investment in HNS, and all 325 Class B membership interests vesting if, following the earlier of April 23, 2010 or a change of control, liquidation, dissolution or winding up of HNS, we have received a cumulative total return of at least 5.0 times on our investment in HNS.

Mr. Gaske’s employment agreement restricts him from competing with us by providing services to, serving in any capacity for or owning certain interests in our competitors while he is employed by us and for a period of one year following the termination of his employment. The agreement also provides that Mr. Gaske must not solicit any of our employees or customers during his employment and for one year thereafter, and he must not divulge at any time any of our confidential information.

Bahram Pourmand

The employment agreement between Mr. Pourmand and HNS originally was entered into as of April 23, 2005. Mr. Pourmand serves as our Executive Vice President and as Executive Vice President, International Division of HNS. We assumed Mr. Pourmand’s employment agreement effective as of February 3, 2006. The employment agreement provides for a two-year term and is subject to automatic one-year renewals if not terminated by Mr. Pourmand or us at least 90 days (but not more than 120 days) prior to the expiration of the original or a renewal term. Any termination of Mr. Pourmand’s employment with us would also constitute a termination of his employment with HNS. The agreement with Mr. Pourmand provides for an annual base salary ($426,733 for 2009) and a cash bonus target in the amount of a percentage of his annual base salary (60% for 2009), subject to an increase of up to 50% of the target bonus amount if the objective performance criteria established by the Compensation Committee are exceeded.

Pursuant to Mr. Pourmand’s employment agreement and a restricted unit purchase agreement between Mr. Pourmand and HNS, effective as of April 23, 2005, he purchased 500 Class B membership interests of HNS at $0.01 per unit. Of the 500 Class B membership interests, 250 are subject to time vesting, with 25 of the Class B membership interests vesting on November 1, 2005 and the remaining 225 membership interests vesting in 54 equal monthly installments commencing on December 1, 2005, subject to Mr. Pourmand’s continued employment with us. If Mr. Pourmand is employed by us on the date that we (or our successors or assigns) hold less than 20% of the aggregate equity interests (measured by vote and value) in HNS (excluding certain specified transactions), then all of his time vesting Class B membership interests will vest on the first anniversary of the date on which our (or our successors’ or assigns’) aggregate equity interests in HNS fall below 20%. The remaining 250 Class B membership interests are subject to performance vesting with 125 Class B membership interests vesting if, following the earlier of April 23, 2010 or a change of control (as defined above), liquidation, dissolution or winding up of HNS, we have received a cumulative total return of at least 3.0 times on our investment in HNS, and all 250 Class B membership interests vesting if, following the earlier of April 23, 2010 or a change of control, liquidation, dissolution or winding up of HNS, we have received a cumulative total return of at least 5.0 times on our investment in HNS.

Mr. Pourmand’s employment agreement restricts him from competing with us by providing services to, serving in any capacity for or owning certain interests in our competitors while he is employed by us and for a period of one year following the termination of his employment. The agreement also provides that Mr. Pourmand must not solicit any of our employees or customers during his employment and for one year thereafter, and he must not divulge at any time any of our confidential information.

Adrian Morris

The employment agreement between Mr. Morris and HNS originally was entered into as of April 23, 2005. Mr. Morris serves as our Executive Vice President and as an Executive Vice President, Engineering of HNS. We assumed Mr. Morris’ employment agreement effective as of February 3, 2006. The employment agreement provides for a two-year term and is subject to automatic one-year renewals if not terminated by Mr. Morris or us at least 90 days (but not more than 120 days) prior to the expiration of the original or a renewal term. Any termination of Mr. Morris’ employment with HCI would also constitute a termination of his employment with HNS. The agreement with Mr. Morris provides for an annual base salary ($367,183 for 2009) and a cash bonus target in the amount of a percentage of his annual base salary (60% for 2009), subject to an increase of up to 50% of the target bonus amount if the objective performance criteria established by the Compensation Committee are exceeded.

Pursuant to Mr. Morris’ employment agreement and a restricted unit purchase agreement between Mr. Morris and HNS, effective as of April 23, 2005, he purchased 500 Class B membership interests of HNS at $0.01 per unit. Of the 500 Class B membership interests, 250 are subject to time vesting, with 25 of the Class B membership interests vesting on November 1, 2005 and the remaining 225 membership interests vesting in 54 equal monthly installments commencing on December 1, 2005, subject to Mr. Morris’ continued employment with us. If Mr. Morris is employed by us on the date that we (or our successors or assigns) hold less than 20% of the aggregate equity interests (measured by vote and value) in HNS (excluding certain specified transactions), then all of his time vesting Class B membership interests will vest on the first anniversary of the date on which our (or our successors’ or assigns’) aggregate equity interests in HNS fall below 20%. The remaining 250 Class B membership interests are subject to performance vesting with 125 Class B membership interests vesting if, following the earlier of April 23, 2010 or a change of control (as defined above), liquidation, dissolution or winding up of HNS, we have received a cumulative total return of at least 3.0 times on our investment in HNS, and all 250 Class B membership interests vesting if, following the earlier of April 23, 2010 or a change of control, liquidation, dissolution or winding up of HNS, we have received a cumulative total return of at least 5.0 times on our investment in HNS.

Mr. Morris’ employment agreement restricts him from competing with us by providing services to, serving in any capacity for or owning certain interests in our competitors while he is employed by us and for a period of one year following the termination of his employment. The agreement also provides that Mr. Morris must not solicit any of our employees or customers during his employment and for one year thereafter, and he must not divulge at any time any of our confidential information.

Grants of Plan Based Awards in Fiscal Year 2009

The Compensation Committee approved awards under the Plan to each of our named executive officers in 2008, and approved the Options Exchange Program in 2009. On April 16, 2009, all of the outstanding options of each of our named executive officers, along with all other eligible participants, were exchanged as part of the Options Exchange Program. The new options are subject to time vesting restrictions and vest 50% on April 16, 2011, 25% on April 16, 2012, and 25% on April 16, 2013. The new options have an exercise price of $14.47, the closing price of HCI’s common stock on April 15, 2009. Set forth below is information regarding stock options granted during 2009 under the Plan through the Options Exchange Program and information regarding threshold, target and maximum bonus awards our named executive officers could earn in 2009 under the AIP.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Shares or Units (#)	All Other Option Awards: Securities Underlying Options(2) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(3) ($)
Name	Grant Date	Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)
Pradman Kaul	4/16/2009	131,000	527,000	791,000	–	–	–	–	100,000	14.47	465,000
Grant Barber	4/16/2009	49,000	195,000	293,000	–	–	–	–	25,000	14.47	116,250
Paul Gaske	4/16/2009	63,000	254,000	381,000	–	–	–	–	25,000	14.47	116,250
Bahram Pourmand	4/16/2009	54,000	218,000	327,000	–	–	–	–	25,000	14.47	116,250
Adrian Morris	4/16/2009	47,000	187,000	281,000	–	–	–	–	25,000	14.47	116,250

(1)	Estimated Future Payout Under Non-Equity Incentive Plans describes the threshold, target and maximum amounts payable under the AIP with respect to the achievement of the Company Performance Targets (i.e. the amounts do not include payments in connection with the subjective factor under the AIP).
(2)	Options to purchase our common stock were awarded on April 16, 2009 to each of our named executive officers as part of the Options Exchange Program. Mr. Kaul received 100,000 options and each of Messrs. Barber, Gaske, Pourmand and Morris received 25,000 options.
(3)	The amount listed in this column reflects the value of the options ($4.65) as computed using the Black-Scholes option valuation model in accordance with Financial Accounting Standards Board Accounting Codification (“ASC”) 718 “Compensation-Stock Compensation”.

2006 Equity and Incentive Plan

Our named executive officers are eligible to participate in the Plan, which provides for the grant of equity-based awards, including restricted common stock, restricted stock units, stock options, stock appreciation rights and other equity-based awards, as well as cash bonuses and long-term cash awards to our officers and other employees, advisors and consultants who are selected by our Compensation Committee for participation in the Plan. Unless earlier terminated by our Board of Directors, the Plan will expire on January 30, 2016. The Board of Directors may amend the Plan at any time. Termination of the Plan and amendments to the Plan are not intended to adversely affect any award that is then outstanding without the award holder’s consent, and the Company must obtain stockholder approval of a Plan amendment if stockholder approval is required to comply with any applicable law, regulation or NASDAQ rules.

Administration of the Plan

The Plan is administered by the Compensation Committee, which has the authority, among other things, to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to determine who will be granted awards and the types of awards that may be granted. The Compensation Committee may, in its sole discretion, without amendment to the Plan: (i) accelerate the date on which any option granted under the Plan becomes exercisable, waive or amend the operation of Plan provisions respecting exercise after termination of employment or otherwise adjust any of the terms of the option; (ii) accelerate the vesting date, or waive any condition imposed under the Plan, with respect to any restricted stock or other award, or otherwise adjust any of the terms applicable to any such award; (iii) reduce the exercise price of any award to the current fair market value if the fair market value of the common stock covered by such award shall have declined since the date the award was granted; and (iv) offer any participant the opportunity to exchange awards made to such participant under the Plan for new awards, having such terms and conditions as the Compensation Committee may, in its sole discretion determine.

Equity Incentive Program

A maximum of 2,700,000 shares (subject to adjustment) of our common stock have been reserved for grants pursuant to the equity incentive program under the Plan, and a maximum of 1,350,000 shares (subject to adjustment) may be issued pursuant to the exercise of incentive stock options granted under the Plan. Under the Plan, no more than 600,000 shares (subject to adjustment) of our common stock may be made subject to awards granted to a single individual in a single Plan year. In the event that the Compensation Committee determines that any corporate event, such as a stock split, reorganization, merger, consolidation, repurchase or share exchange, affects our common stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Plan participants, the Compensation Committee will make those adjustments as it deems necessary or appropriate to any or all of:

•	the number and kind of shares of common stock or other securities that may thereafter be issued in connection with future awards;

•	the number and kind of shares of common stock, securities or other property issued or issuable in respect of outstanding awards;

•	the exercise price, grant price or purchase price relating to any award; and/or

•	the maximum number of shares subject to awards which may be awarded to any employee during any tax year of the Company;

provided, that, with respect to incentive stock options, any such adjustment will be made in accordance with Section 424 of the Code.

In the event the outstanding shares of our common stock will be changed into or exchanged for any other class or series of capital stock or cash, securities or other property pursuant to a re-capitalization, reclassification, merger, consolidation, combination or similar transaction, then, unless otherwise determined by the Compensation Committee: (i) each stock option will thereafter generally become exercisable for the number and/or kind of capital stock, and/or the amount of cash, securities or other property so distributed, into which the shares of common stock subject to the stock option would have been changed or exchanged had the option been exercised in full prior to such transaction and (ii) each award that is not a stock option and that is not automatically changed in connection with the transaction will represent the number and/or kind of shares of capital stock, and/or the amount of cash, securities or other property so distributed, into which the number of shares of common stock covered by the award would have been changed or exchanged had they been held by a stockholder.

The Plan provides that, unless otherwise determined by the Compensation Committee, if on or within one year following a change of control (as defined in the Plan), a participant’s employment is terminated by the Company or HNS other than for cause (as defined in the Plan) or by the participant for good reason (as defined in the Plan): (i) any award that is subject to time vesting that was not previously vested will become fully vested and (ii) the restrictions, deferral limitations, payment conditions and forfeiture conditions applicable to any other award will lapse and the award will become fully vested, except that any award subject to performance vesting will not become fully vested as a result of the termination following a change of control, but any vesting or other determinations required under the awards to determine whether performance goals have been fully achieved will occur at the time of such termination.

Equity-based Awards—The Compensation Committee will determine all of the terms and conditions of equity-based awards granted under the Plan, including whether the vesting or payment of an award will be subject to the attainment of performance goals. The performance goals that may be applied to awards under the equity incentive program under the Plan are the same as those discussed below under “—Cash Incentive Programs.”

Stock Options and Stock Appreciation Awards—The terms and conditions of stock options and stock appreciation rights granted under the Plan are determined by the Compensation Committee and set forth in an agreement between the Company and the Plan participant. Stock options granted under the Plan may be “incentive stock options” within the meaning of Section 422 of the Code or non-qualified stock options. Pursuant to the Plan, a stock appreciation right confers on the participant the right to receive an amount, in cash or shares of our common stock (in the discretion of the Compensation Committee), equal to the excess of the fair market value of a share of our common stock on the date of exercise over the exercise price of the stock appreciation right, and may be granted alone or in tandem with another award. No stock appreciation rights have been granted under the Plan. The exercise price of an option granted under the Plan will not be less than the fair market value of our common stock on the date of grant, unless otherwise provided by the Compensation Committee. The vesting of a stock option or stock appreciation right will be subject to conditions as determined by the Compensation Committee, which may include the attainment of performance goals.

Restricted Stock Awards—The terms and conditions of awards of restricted stock granted under the Plan are determined by the Compensation Committee and set forth in an agreement between the Company and the Plan participant. These awards are subject to restrictions on transferability which may lapse under circumstances as determined by the Compensation Committee, which may include the attainment of performance goals. Unless otherwise provided in the agreement, the holder of restricted stock will have the right to receive dividends on the restricted stock, which dividends will be subject to the same restrictions as the underlying award of restricted stock.

The Plan also provides for other equity-based awards, the form and terms of which will be as determined by the Compensation Committee, consistent with the purposes of the Plan. The vesting or payment of these awards may be made subject to the attainment of performance goals.

Cash Incentive Programs

The Plan provides for the grant of annual and long-term cash awards to Plan participants, including our named executive officers, selected by the Compensation Committee. The AIP, under which our executive officers are awarded annual performance bonuses, was developed by the Compensation Committee under the Plan. In general, with respect to cash awards intended to qualify as performance-based compensation under Section 162(m) of the Code, the maximum value of the total cash payment that any Plan participant may receive under the Plan’s annual cash incentive program for any year is $2.5 million, and the maximum value of the total cash payment that any Plan participant may receive under the Plan’s long-term cash incentive program for any one year of a long-term performance period is $2.5 million.

Payment of awards granted under the cash incentive programs may be made subject to the attainment of performance goals to be determined by the Compensation Committee in its discretion. With respect to awards intended to qualify as performance-based compensation under Section 162(m) of the Code, the Compensation Committee may base performance goals on one or more of the following business criteria, determined in accordance with generally accepted accounting principles, where applicable: return on equity, earnings per share, net income (before or after taxes), earnings before all or any of interest, taxes, depreciation and/or amortization;

operating income; cash flow; return on assets; market share; cost reduction goals or levels of expenses, costs or liabilities; earnings from continuing operations; or any combination of one or more of the foregoing over a specified period. Such qualified performance-based goals may be expressed in terms of attaining a specified level of the particular criterion, an increase or decrease in the particular criterion, or a comparison of the Company’s performance, one of the Company or HNS’ subsidiaries, a business unit, a product line or any combination thereof relative to a market index or peer group, or any combination thereof. The Compensation Committee has the authority to make appropriate adjustments to such qualified performance goals to reflect the impact of extraordinary items (as defined in the Plan) not reflected in such goals.

Outstanding Equity Awards as of December 31, 2009

The following table summarizes the outstanding equity award holdings of our named executive officers as of December 31, 2009.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Equity Incentive Plan Awards: Securities Underlying Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(4) ($)	Equity Incentive Plan Awards: Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Vested(4) ($)
Pradman Kaul	–	100,000	–	$14.47	4/16/2019	63	283,291	750	3,372,510
Grant Barber	–	25,000	–	$14.47	4/16/2019	58	260,807	250	1,124,170
T. Paul Gaske	–	25,000	–	$14.47	4/16/2019	27	121,410	325	1,461,421
Bahram Pourmand	–	25,000	–	$14.47	4/16/2019	21	94,430	250	1,124,170
Adrian Morris	–	25,000	–	$14.47	4/16/2019	21	94,430	250	1,124,170

(1)	On April 16, 2009, the stock options awarded to each of Messrs. Kaul, Barber, Gaske, Pourmand, and Morris on April 24, 2008 under the Plan were exchanged for new stock options pursuant to the Options Exchange Program. These options are subject to time vesting restrictions and vest 50% on April 16, 2011, 25% on April 16, 2012, and 25% on April 16, 2013. The options have an exercise price of $14.47, the closing price of our common stock on April 15, 2009.
(2)	The HNS Class B membership interests owned by our named executive officers are subject to certain vesting requirements, with 50% of the Class B membership interests subject to time vesting over five years and the other 50% subject to vesting based upon the achievement of certain performance milestones. The amounts reflected in the Number of Shares or Units of Stock that Have Not Vested column includes the unvested portion of each named executive officer’s membership interests that are subject to time vesting.
(3)	The HNS Class B membership interests owned by our named executive officers are subject to certain vesting requirements, with 50% of the Class B membership interests subject to time vesting over five years and the other 50% subject to vesting based upon the achievement of certain performance milestones. The amounts reflected in the Equity Incentive Plan Awards: Unearned Shares, Units or Other Rights That Have Not Vested column includes the unvested portion of each named executive officer’s membership interests that are subject to the achievement of performance milestones.
(4)	Messrs. Kaul, Gaske, Pourmand, and Morris purchased 1,500, 650, 500, and 500, respectively, of Class B membership interests in HNS on April 23, 2005 for $0.01 per unit. On February 2, 2006, Mr. Barber purchased 500 Class B membership interests in HNS for $0.01 per unit. As of December 31, 2009, the fair market value of the unvested Class B membership interests was determined by the appreciation of HNS from the point the majority owners invested in the Company.

Class B Membership Interests

HNS’ second amended and restated limited liability agreement allows for the issuance of the HNS Class B membership interests which are entitled to receive a pro rata share of any distributions of HNS once the capital contributions of the Class A membership interest holders have been paid in full. As of December 31, 2009, a total of 4,650 Class B membership interests have been issued since April 23, 2005 at par value to certain of our current and former directors and executive officers of the Company and HNS, including our named executive officers, entitling the holders to approximately 4% of any capital distributions resulting from a qualifying transaction. The value of the Class B membership interests is reflected in the Outstanding Equity Awards as of December 31, 2009 table. The HNS Class B membership interests are subject to certain vesting requirements, with 50% of the Class B membership interests subject to time vesting over five years and the other 50% subject to vesting based upon the achievement of certain performance milestones. At the holders’ election, vested Class B membership interests can be exchanged for our common stock. The number of shares of our common stock to be issued upon the exchange would be based upon the fair market value of the vested Class B membership interest divided by the average closing trading price of our common stock for the 20 business days immediately preceding the date of the exchange. The issuance of the shares of our common stock is subject to the authorization of the Board of Directors and compliance with applicable securities laws. On May 28, 2008, 994 vested Class B membership interests held by our named executive officers were exchanged for an aggregate of 170,083 shares of our common stock. During 2009, 326 Class B membership interests held by individuals other than our named executive officers were exchanged for an aggregate of 58,074 shares of our common stock.

Option Exercises and Stock Vested in Fiscal Year 2009

There were no exercises of stock options by our named executive officers during the year ended December 31, 2009. The following table summarizes the vesting of HNS Class B Membership Interests held by each of our named executive officers during the year ended December 31, 2009.

		Option Awards		Stock Awards
Name	Share Type	Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Shares Acquired on Vesting(1) (#)	Value Realized on Vesting(2) ($)
Pradman Kaul	Class B membership interests	–	–	150	674,502
Grant Barber	Class B membership interests	–	–	50	224,834
T. Paul Gaske	Class B membership interests	–	–	65	292,284
Bahram Pourmand	Class B membership interests	–	–	50	224,834
Adrian Morris	Class B membership interests	–	–	50	224,834

(1)	Messrs. Kaul, Gaske, Pourmand, and Morris purchased Class B membership interests in HNS on April 23, 2005 for $0.01 per unit. On February 2, 2005, Mr. Barber purchased 500 Class B membership interests in HNS for $0.01 per unit. The amount listed represents the portion of the HNS Class B membership interests that vested in 2009.
(2)

The fair market value at December 31, 2009 was determined by the appreciation of HNS from the point the majority owners invested in the Company. Pursuant to the terms of the Class B membership interests, the realization of value of the membership interests does not occur until the membership interests are converted into our common stock. As such, Messrs Kaul, Barber, Gaske, Pourmand and Morris do not realize the value shown on the membership interests they hold until such conversion.

Pension Benefits

None of our named executive officers participates in or has an account balance in qualified or non-qualified defined benefit pension plans sponsored by the Company or HNS.

Nonqualified Deferred Compensation as of December 31, 2009

The following table summarizes non-qualified deferred compensation earned, or contributed by, or on behalf of, each of our named executive officers under HNS’ Excess Benefit Plan for the year ended December 31, 2009.

Name	Executive Contributions in 2009(1) ($)	Registrant Contributions in 2009(2) ($)	Aggregate Earnings in 2009(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2009 ($)
Pradman Kaul	83,953	31,482	116,457	–	510,548
Grant Barber	29,106	19,404	22,277	–	158,850
T. Paul Gaske	32,158	21,679	59,201	–	286,601
Bahram Pourmand	57,776	21,666	84,550	–	426,619
Adrian Morris	49,714	18,643	39,549	–	341,156

(1)	The amounts listed were contributed by the named executive officer during 2009. These amounts are reported in the “Salary” column of the “Summary Compensation Table” for each named executive officer.
(2)	The amounts listed were contributed by the Company during 2009 based on the same company match formula that is used for all other employees. Since all of the named executive officers have greater than 3 years of service, all contributions from the Company are 100% vested. These amounts are reported in the “All Other Compensation” column of the “Summary Compensation Table” for each named executive officer.
(3)	Aggregate earnings are dependent on the investment decisions made by the named executive officer. All earnings are market earnings, and none are preferential or set by the Company or HNS.

Excess Benefit Plan

HNS maintains a non-qualified Excess Benefit Plan for the benefit of a select group of officers and highly compensated employees of the Company and HNS whose benefits under HNS’ 401(k) plan are limited by the Code. Employees who are assistant vice presidents and above, including our named executive officers, are eligible to participate in the Excess Benefit Plan and may elect to contribute up to 16% of their annual compensation into the plan on a pre-tax basis each payroll period. We make matching contributions into the plan in an amount equal to (i) 100% of the participant’s contributions up to 3% of the participant’s compensation and (ii) 50% of the participant’s contributions up to an additional 6% of the participant’s compensation. Participants are always 100% vested in the contributions they make into the plan and become 100% vested in the matching contributions that we make into the plan after completing three years of service. If a participant’s employment is terminated before he or she completes three years of service, the participant will not be vested in the matching contributions that were made to his or her account and, therefore, will forfeit these amounts. Upon the occurrence of a change of control (as defined in the plan), participants will become fully vested in the full amount of their account balances, including the matching contributions, even if they have not completed three years of service. In general, a participant’s vested account balance is payable following a participant’s termination of employment, however, if a participant is a “specified employee” (within the meaning of Section 409A of the Code), the participant’s vested account balance will be payable as soon as practicable on or after the first day of the seventh calendar month following termination of employment.

401(k) Plan

HNS Company maintains a 401(k) plan intended to permit employees of the Company and HNS to save on a tax-favorable basis for their retirement. Eligible employees may elect to contribute up to 25% (16% for highly compensated employees) of their eligible compensation into the plan on a pre-tax basis each payroll period, subject to certain Internal Revenue Service limits (16,500 in 2009). Participants who are age 50 or older may elect to make additional contributions, called catch-up contributions, into the plan. Up to $5,500 of catch-up contributions may be made in 2009. We make matching contributions into the plan in an amount equal to (i) 100% of participant contributions up to 3% of eligible compensation and (ii) 50% of participant contributions up to an additional 6% of eligible compensation. We do not match catch-up contributions. Participants become 100% vested in their matching contributions after completing three years of service. Participants are always 100% vested in the contributions they make into the plan. The plan also permits participants to elect to make contributions on an after-tax basis. Our executive officers, including our named executive officers, are eligible to participate in the 401(k) plan on the same terms as all other employees.

Potential Payments upon Termination and Change of Control

The Compensation Committee has determined the appropriate levels of payments to be made to our named executive officers upon the termination of their employment, including a termination of employment in connection with a change of control of the Company, to provide the executive officer with adequate income during the period that the executive may not compete with the Company, pursuant to the provisions of his employment agreement, and while seeking other employment. The Company does not make any payments to our named executive officers, or accelerate the vesting of any equity compensation awards granted to such officers solely on the basis of a change of control of the Company. Payments are triggered only if the executive is terminated without cause (as defined below) within one year following a change of control of the Company.

The following paragraphs set forth the potential payments payable to our named executive officers in certain circumstances under their current employment agreements and our other compensation programs. The Compensation Committee may, in its discretion, add to these benefits or payments if it deems advisable. All cash payments, including accrued but unused paid time off but not including annual performance bonuses, to be made upon the termination of the employment of any executive officer are paid in a lump sum at the time of termination. Annual performance bonuses, if earned and unpaid at the time of termination, are paid in a lump sum in the first quarter following the fiscal year in which the executive officer is terminated. All payments made to our named executive officers upon termination or change of control are paid by the Company, which is in turn is reimbursed by HNS for these amounts under the terms of the Management Agreement with HNS.

For purposes of the following discussion, the employment agreement of each of our named executive officers provides the following definitions:

•

Cause. Includes any of the following: (i) the executive’s failure to perform materially his duties under his employment agreement (other than by reason of illness or disability); (ii) the executive’s commission of any felony, or his commission of any other crime involving moral turpitude or his commission of a material dishonest act or fraud against the Company or any of its affiliates; (iii) the executive’s use or sale of illegal drugs; (iv) any act or omission by the executive that (a) is the result of his misconduct or gross negligence that is, or may reasonably be expected to be, materially injurious to the financial condition, business or reputation of the Company or any of its affiliates or (b) is the result of his willful, reckless or grossly negligent act or omission during the executive’s employment that results in a violation of any international trade law; or (v) the executive’s breach of any material provision of his employment agreement or other agreements the executive has with the Company.

•

Good Reason. Includes any of the following conditions or events without the executive’s prior consent: (i) a material diminution of the executive’s position or responsibilities that is inconsistent with the executive’s title, provided that (a) any change in the executive’s position or responsibilities that occurs as a result of the sale of the Company or its significant assets or (b) any change in the executive’s position or responsibilities pursuant to an internal reorganization, in each case, following which, the executive’s level of position at the Company is not materially diminished shall not give rise to good reason under (i) or (ii); (ii) a material and willful breach by the Company of the executive’s employment agreement, (iii) a reduction in the executive’s base salary or the percentage of his base salary eligible as a target bonus; or (iv) a relocation of the executive’s principal place of business more than 50 miles away from the original location.

•	Change of Control. See “—Summary Compensation Table—Employment Agreements—Pradman Kaul” for the definition of change of control.

Pradman P. Kaul

Pursuant to his employment agreement, if Mr. Kaul’s employment is terminated by us for Cause, Mr. Kaul will receive his: (i) earned but unpaid base salary; (ii) earned but unpaid bonus; (iii) accrued but unused paid time off; and (iv) unreimbursed business expenses (subject to company policies) through the date of termination. In the event that Mr. Kaul’s employment is terminated by us without Cause or by him for Good Reason subject to his execution of a waiver and release of claims in favor of the Company and its affiliates, Mr. Kaul would receive: (i) any earned but unpaid base salary, earned but unpaid bonus, accrued but unused paid time off and unreimbursed business expenses (subject to company policies); (ii) one year of base salary plus the bonus that would have been payable for the calendar year in which such termination occurs as if he were employed by the Company at the end of such year; (iii) six (6) months of vesting for his time vesting HNS Class B membership interests (provided that if his employment is terminated by us without Cause within one year following a change of control, all of his HNS Class B membership interests subject to time vesting will become fully vested on the date of termination); (iv) vesting of the performance based HNS Class B membership interests to the extent that within 180 days of such termination, the cumulative total return goals are met, (v) continuation of health and medical plans for twelve (12) months following the termination; and (vi) reasonable outplacement benefits. Mr. Kaul is also entitled to receive these payments and benefits in the event that we provide him with notice of non-renewal of his employment agreement. If Mr. Kaul provides us with notice of non-renewal of his employment agreement or terminates his employment without Good Reason, he will only be entitled to his earned but unpaid base salary, earned but unpaid bonus, accrued but unused paid time off and unreimbursed business expenses (subject to company policies). In general, following a termination of Mr. Kaul’s employment, HNS has a right to repurchase his vested Class B membership interests at fair market value.

Mr. Kaul’s employment agreement also provides that if Mr. Kaul should become permanently disabled and terminated by us, or die during the term of his employment agreement, Mr. Kaul or his estate would receive, his: (i) earned but unpaid base salary; (ii) earned but unpaid bonus; (iii) accrued but unused paid time off; and (iv) unreimbursed business expenses (subject to company policies) through the date of such event. Any of Mr. Kaul’s time vesting HNS Class B membership interests that have not vested as of the date of such an event would vest and his performance vesting HNS Class B membership interests would remain outstanding and subject to vesting for 180 days to determine if the cumulative total return goals were met.

Assuming that Mr. Kaul’s employment was terminated under each of the above circumstances on December 31, 2009, such payments and benefits have an estimated value of:

Circumstances	Cash Severance ($)	Bonus ($)	Medical Continuation ($)	Value of Accelerated Equity and Performance Awards and Excess Benefit Plan Accounts(1) ($)	Outplacement Benefits ($)
For Cause	–	621,000	–	–	–
Without Cause, for Good Reason or non-renewal of agreement by us	620,090	621,000	20,205	283,291	10,000
Without Good Reason non-renewal of agreement by executive	–	621,000	–	–	–
Disability or death	–	621,000	–	283,291	–
Termination within one year of Change of Control	620,090	621,000	20,205	283,291	10,000

(1)	Value of Accelerated Equity was based on the fair market value as of December 31, 2009 for the Class B membership interests.

Grant Barber

Pursuant to his employment agreement, if Mr. Barber’s employment is terminated by us for Cause , Mr. Barber will receive his: (i) earned but unpaid base salary; (ii) earned but unpaid bonus; (iii) accrued but unused paid time off; and (iv) unreimbursed business expenses (subject to company policies) through the date of termination. In the event that Mr. Barber’s employment is terminated by us without Cause or by him for Good Reason subject to his execution of a waiver and release of claims in favor of the Company and its affiliates, Mr. Barber would receive: (i) any earned but unpaid base salary, earned but unpaid bonus, accrued but unused paid time off and unreimbursed business expenses (subject to company policies); (ii) one year of base salary plus the bonus that would have been payable for the calendar year in which such termination occurs as if he were employed by the Company at the end of such year; (iii) six (6) months of vesting for his time vesting HNS Class B membership interests (provided that if his employment is terminated by us without Cause within one year following a change of control, all of his HNS Class B membership interests subject to time vesting will become fully vested on the date of termination); (iv) vesting of the performance based HNS Class B membership interests to the extent that within 180 days of such termination, the cumulative total return goals are met; (v) continuation of health and medical plans for twelve (12) months following the termination; and (vi) reasonable outplacement benefits. Mr. Barber is also entitled to receive these payments and benefits in the event that we provide him with notice of non-renewal of his employment agreement. If Mr. Barber provides us with notice of non-renewal of his employment agreement or terminates his employment without Good Reason, he will only be entitled to his earned but unpaid base salary, earned but unpaid bonus, accrued but unused paid time off and unreimbursed business expenses (subject to company policies). In general, following a termination of Mr. Barber’s employment, HNS has a right to repurchase his vested HNS Class B membership interests at fair market value.

Mr. Barber’s employment agreement also provides that if Mr. Barber should become permanently disabled and terminated by us, or die during the term of his employment agreement, Mr. Barber or his estate would receive his: (i) earned but unpaid base salary; (ii) earned but unpaid bonus; (iii) accrued but unused paid time off; and (iv) unreimbursed business expenses (subject to company policies) through the date of such event. Any of Mr. Barber’s time vesting HNS Class B membership interests that have not vested as of the date of such an event would vest and his performance vesting HNS Class B membership interests would remain outstanding and subject to vesting for 180 days to determine if the cumulative total return goals were met.

Assuming that Mr. Barber’s employment was terminated under each of the above circumstances on December 31, 2009, such payments and benefits have an estimated value of:

Circumstances	Cash Severance ($)	Bonus ($)	Medical Continuation ($)	Value of Accelerated Equity and Performance Awards and Excess Benefit Plan Accounts(1) ($)	Outplacement Benefits ($)
For Cause	–	230,000	–	–	–
Without Cause, for Good Reason or non-renewal of agreement by us	382,200	230,000	13,974	112,417	10,000
Without Good Reason non-renewal of agreement by executive	–	230,000	–	–	–
Disability or death	–	230,000	–	260,807	–
Termination within one year of Change of Control	382,200	230,000	13,974	112,417	10,000

(1)	Value of Accelerated Equity was based on the fair market value as of December 31, 2009 for the Class B membership interests.

T. Paul Gaske

Pursuant to his employment agreement, if Mr. Gaske’s employment is terminated by us for Cause, Mr. Gaske will receive his: (i) earned but unpaid base salary; (ii) earned but unpaid bonus; (iii) accrued but unused paid time off; and (iv) unreimbursed business expenses (subject to company policies) through the date of termination. In the event that Mr. Gaske’s employment is terminated by us without Cause or by him for Good Reason subject to his execution of a waiver and release of claims in favor of the Company and its affiliates, Mr. Gaske would receive: (i) any earned but unpaid base salary, earned but unpaid bonus, accrued but unused paid time off and unreimbursed business expenses (subject to company policies); (ii) one year of base salary plus the bonus that would have been payable for the calendar year in which such termination occurs as if he were employed by the Company at the end of such year; (iii) six (6) months of vesting for his time vesting HNS Class B membership interests (provided that if his employment is terminated by us without Cause within one year following a change of control, all of his HNS Class B membership interests subject to time vesting will become fully vested on the date of termination); (iv) vesting of the performance based HNS Class B membership interests to the extent that within 180 days of such termination, the cumulative total return goals are met; (v) continuation of health and medical plans for twelve (12) months following the termination; and (vi) reasonable outplacement benefits. Mr. Gaske is also entitled to receive these payments and benefits in the event that we provide him with notice of non-renewal of his employment agreement. If Mr. Gaske provides us with notice of non-renewal of his employment agreement or terminates his employment without Good Reason, he will only be entitled to his earned but unpaid base salary, earned but unpaid bonus, accrued but unused paid time off and unreimbursed business expenses (subject to company policies). In general, following a termination of Mr. Gaske’s employment, HNS has a right to repurchase his vested HNS Class B membership interests at fair market value.

Mr. Gaske’s employment agreement also provides that if Mr. Gaske should become permanently disabled and terminated by us, or die during the term of his employment agreement, Mr. Gaske or his estate would receive his: (i) earned but unpaid base salary; (ii) earned but unpaid bonus; (iii) accrued but unused paid time off; and (iv) unreimbursed business expenses (subject to company policies) through the date of such event. Any of Mr. Gaske’s time vesting HNS Class B membership interests that have not vested as of the date of such an event would vest and his performance vesting HNS Class B membership interests would remain outstanding and subject to vesting for 180 days to determine if the cumulative total return goals were met.

Assuming that Mr. Gaske’s employment was terminated under each of the above circumstances on December 31, 2009, such payments and benefits have an estimated value of:

Circumstances	Cash Severance ($)	Bonus ($)	Medical Continuation ($)	Value of Accelerated Equity and Performance Awards and Excess Benefit Plan Accounts(1) ($)	Outplacement Benefits ($)
For Cause	–	299,000	–	–	–
Without Cause, for Good Reason or non-renewal of agreement by us	426,983	299,000	13,974	121,410	10,000
Without Good Reason non-renewal of agreement by executive	–	299,000	–	–	–
Disability or death	–	299,000	–	121,410	–
Termination within one year of Change of Control	426,983	299,000	13,974	121,410	10,000

(1)	Value of Accelerated Equity was based on the fair market value as of December 31, 2009 for the Class B membership interests.

Bahram Pourmand

Pursuant to his employment agreement, if Mr. Pourmand’s employment is terminated by us for Cause, Mr. Pourmand will receive his: (i) earned but unpaid base salary; (ii) earned but unpaid bonus; (iii) accrued but unused paid time off and (iv) unreimbursed business expenses (subject to company policies) through the date of termination. In the event that Mr. Pourmand’s employment is terminated by us without Cause or by him for Good Reason subject to his execution of a waiver and release of claims in favor of the Company and its affiliates, Mr. Pourmand would receive (i) any earned but unpaid base salary, earned but unpaid bonus, accrued but unused paid time off and unreimbursed business expenses (subject to company policies); (ii) one year of base salary plus the bonus that would have been payable for the calendar year in which such termination occurs as if he were employed by the Company at the end of such year; (iii) six (6) months of vesting for his time vesting HNS Class B membership interests (provided that if his employment is terminated by us without Cause within one year following a change of control, all of his HNS Class B membership interests subject to time vesting will become fully vested on the date of termination); (iv) vesting of the performance based HNS Class B membership interests to the extent that within 180 days of such termination, the cumulative total return goals are met; (v) continuation of health and medical plans for twelve (12) months following the termination; and (vi) reasonable outplacement benefits. Mr. Pourmand is also entitled to receive these payments and benefits in the event that we provide him with notice of non-renewal of his employment agreement. If Mr. Pourmand provides us with notice of non-renewal of his employment agreement or terminates his employment without Good Reason, he will only be entitled to his earned but unpaid base salary, earned but unpaid bonus, accrued but unused paid time off and unreimbursed business expenses (subject to company policies). In general, following a termination of Mr. Pourmand’s employment, HNS has a right to repurchase his vested Class B membership interests at fair market value.

Mr. Pourmand’s employment agreement also provides that if he should become permanently disabled and terminated by us, or die during the term of his employment agreement, Mr. Pourmand or his estate would receive his (i) earned but unpaid base salary; (ii) earned but unpaid bonus; (iii) accrued but unused paid time off; and (iv) unreimbursed business expenses (subject to company policies) through the date of such event. Any of Mr. Pourmand’s time vesting HNS Class B membership interests that have not vested as of the date of such an event would vest and his performance vesting HNS Class B membership interests would remain outstanding and subject to vesting for 180 days to determine if the cumulative total return goals were met.

Assuming that Mr. Pourmand’s employment was terminated under each of the above circumstances on December 31, 2009, such payments and benefits have an estimated value of:

Circumstances	Cash Severance ($)	Bonus ($)	Medical Continuation ($)	Value of Accelerated Equity and Performance Awards and Excess Benefit Plan Accounts(1) ($)	Outplacement Benefits ($)
For Cause	–	257,000	–	–	–
Without Cause, for Good Reason or non-renewal of agreement by us	426,733	257,000	10,197	94,430	10,000
Without Good Reason non-renewal of agreement by executive	–	257,000	–	–	–
Disability or death	–	257,000	–	94,430	–
Termination within one year of Change of Control	426,733	257,000	10,197	94,430	10,000

(1)	Value of Accelerated Equity was based on the fair market value as of December 31, 2009 for the Class B membership interests.

Adrian Morris

Pursuant to his employment agreement, if Mr. Morris’ employment is terminated by us for Cause, Mr. Morris will receive his (i) earned but unpaid base salary, (ii) earned but unpaid bonus, (iii) accrued but unused paid time off and (iv) unreimbursed business expenses (subject to company policies) through the date of termination. In the event that Mr. Morris’ employment is terminated by us without Cause or by him for Good Reason subject to his execution of a waiver and release of claims in favor of the Company and its affiliates, Mr. Morris would receive (i) any earned but unpaid base salary, earned but unpaid bonus, accrued but unused paid time off and unreimbursed business expenses (subject to company policies); (ii) one year of base salary plus the bonus that would have been payable for the calendar year in which such termination occurs as if he were employed by the Company at the end of such year; (iii) six (6) months of vesting for his time vesting HNS Class B membership interests (provided that if his employment is terminated by us without Cause within one year following a change of control, all of his HNS Class B membership interests subject to time vesting will become fully vested on the date of termination); (iv) vesting of the performance based HNS Class B membership interests to the extent that within 180 days of such termination, the cumulative total return goals are met, (v) continuation of health and medical plans for twelve (12) months following the termination; and (vi) reasonable outplacement benefits. Mr. Morris is also entitled to receive these payments and benefits in the event that we provide him with notice of non-renewal of his employment agreement. If Mr. Morris provides us with notice of non-renewal of his employment agreement or terminates his employment without Good Reason, he will only be entitled to his earned but unpaid base salary, earned but unpaid bonus, accrued but unused paid time off and unreimbursed business expenses (subject to company policies). In general, following a termination of Mr. Morris’ employment, HNS has a right to repurchase his vested Class B membership interests at fair market value.

Mr. Morris’ employment agreement also provides that if Mr. Morris should become permanently disabled and be terminated by us, or die during the term of his employment agreement, Mr. Morris or his estate would receive, his (i) earned but unpaid base salary; (ii) earned but unpaid bonus; (iii) accrued but unused paid time off and (iv) unreimbursed business expenses (subject to company policies) through the date of such event. Any of Mr. Morris’ time vesting HNS Class B membership interests that have not vested as of the date of such an event would vest and his performance vesting HNS Class B membership interests would remain outstanding and subject to vesting for 180 days to determine if the cumulative total return goals were met.

Assuming that Mr. Morris’ employment was terminated under each of the above circumstances on December 31, 2009, such payments and benefits have an estimated value of:

Circumstances	Cash Severance ($)	Bonus ($)	Medical Continuation ($)	Value of Accelerated Equity and Performance Awards and Excess Benefit Plan Accounts(1) ($)	Outplacement Benefits ($)
For Cause	–	221,000	–	–	–
Without Cause, for Good Reason or non-renewal of agreement by us	367,183	221,000	6,871	94,430	10,000
Without Good Reason non-renewal of agreement by executive	–	221,000	–	–	–
Disability or death	–	221,000	–	94,430	–
Termination within one year of Change of Control	367,183	221,000	6,871	94,430	10,000

(1)	Value of Accelerated Equity was based on the fair market value as of December 31, 2009 for the Class B membership interests.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee has served as one of our officers or employees at any time. None of our executive officers serves as a director or member of the Compensation Committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

CERTAIN RELATIONSHIPS AND OTHER TRANSACTIONS

Sponsor Investment

Prior to February 4, 2008, Apollo Global Management, LLC and its affiliates (collectively, “Apollo”) owned, directly or indirectly, 23% of Intelsat Holdings Limited (“Intelsat”), which owns 100% of Intelsat, Ltd. HNS leases satellite transponder capacity from Intelsat. In addition, HNS’ Italian subsidiary, Hughes Network Systems, S.r.L., entered into a cooperation agreement with Intelsat, Telespazio and Telecom Italia. Under this agreement, the parties are cooperating to provide broadband satellite services for Italian businesses operating in Eastern Europe and North Africa. Effective February 4, 2008, Apollo divested its entire ownership interest in Intelsat; therefore, Intelsat is no longer related to us as of that date.

As of December 31, 2009, Apollo owned, directly or indirectly 95% of Smart & Final, Inc. HNS provides VSAT products and services to Smart & Final, Inc. For the year ended December 31, 2009, Smart & Final, Inc. paid $0.6 million to HNS for these services.

Hughes Systique Corporation

The founders of Hughes Systique Corporation (“Hughes Systique”) include Pradman Kaul, our Chief Executive Officer (“CEO”) and President and certain former employees of the Company, including Pradeep Kaul, who is the CEO and President of Hughes Systique, HNS’ former Executive Vice President and the brother of our CEO and President. In addition, our CEO and President and Jeffrey Leddy, a member of our Board of Directors and HNS’ Board of Managers serve on the board of directors of Hughes Systique.

On October 12, 2005, HNS granted a limited license to Hughes Systique, allowing Hughes Systique to use the HUGHES trademark. The license is limited in that Hughes Systique may use the HUGHES trademark only in connection with its business of software development and associated consulting, licensing, sales, support, maintenance and hardware, and only in combination with the SYSTIQUE name. The license is non-exclusive, non-transferable, non-sublicensable, worldwide and royalty-free. In addition to other standard termination provisions (i.e., in the event of default or bankruptcy), HNS may terminate the license agreement in its reasonable business discretion, or in the event that we (or any affiliate to which we transfer our ownership interest in Hughes Systique) cease to maintain an ownership interest in Hughes Systique.

In December 2005, HNS entered into a master software development agreement with Hughes Systique, allowing HNS to issue mutually agreed statements of work to Hughes Systique for software development services. For the year ended December 31, 2009, HNS paid $9.6 million to Hughes Systique for its services.

In October 2005 and January 2008, we invested $3.0 million and $1.5 million, respectively, in the Series A Preferred Stock of Hughes Systique (“Hughes Systique Preferred Stock”). On March 11, 2009, pursuant to a termination and settlement agreement between Hughes Systique and one of its significant shareholders, the holdings of such shareholder was converted to a reduced level of ownership, representing 5% of Hughes Systique’s common stock. As a result, at December 31, 2009, on an undiluted basis, we owned approximately 45.23% of the outstanding shares of Hughes Systique and our CEO and President and Pradeep Kaul owned an aggregate of approximately 25.61% of the outstanding shares of Hughes Systique.

In February 2008, the Company and another significant shareholder of Hughes Systique agreed to make available to Hughes Systique a term loan facility of up to $3.0 million. Under that facility, Hughes Systique may make borrowing requests of at least $1.0 million to be funded equally by the Company and the other shareholder. The loan bears interest at 6%, payable annually, and is convertible into shares of Hughes Systique upon non-payment or an event of default. On February 11, 2008, Hughes Systique made an initial draw of $1.0 million, and the Company funded its share of the initial draw in the amount of $0.5 million. Effective March 11, 2009, the Company and Hughes Systique amended the term loan facility to remove the other shareholder as a lender, and on March 26, 2009, we funded the remaining $1.0 million of our $1.5 million commitment under the term loan facility. As a result, the Company is not obligated to provide any further funding to Hughes Systique under the term loan facility.

Agreement with 95 West Co. Inc.

In July 2006, HNS entered into an agreement with 95 West Co. Inc. (“95 West Co.”) and its parent, Miraxis License Holdings, LLC (“MLH”), pursuant to which 95 West Co. and MLH agreed to provide a series of coordination agreements which allow HNS to operate its SPACEWAY 3 satellite at the 95° West Longitude orbital slot where 95 West Co. and MLH have higher priority rights. MLH owns a controlling interest in 95 West Co. MLH is controlled by an affiliate of Apollo, our controlling stockholder. Jeffrey Leddy, a member our Board of Directors and HNS’ Board of Managers, is a director and the general manager of MLH, the CEO and President of 95 West Co., and also owns a small interest in each of 95 West Co. and MLH. Andrew Africk, a member of our Board of Directors and HNS’ Board of Managers, is also a director of MLH. As part of the agreement, HNS agreed to pay 95 West Co. $9.3 million in annual installments of $0.3 million in 2006, $0.75 million in each of 2007 through 2010 and $1.0 million in each of 2011 through 2016 for the use of the orbital positions, subject to conditions in the agreement, which include HNS’ ability to operate SPACEWAY 3. For the year ended December 31, 2009, HNS paid 95 West Co. $0.75 million pursuant to the agreement.

Agreement with Hughes Telematics Inc.

Hughes Telematics Inc. (“HTI”) is controlled by an affiliate of Apollo, our controlling stockholder. Jeffrey Leddy, a member of our Board of Directors and HNS’ Board of Managers, is the CEO and a director of HTI and owned less than 1.0% of the equity of HTI as of December 31, 2009. In addition, Andrew Africk and Aaron Stone, members of HNS’ Board of Managers and our Board of Directors, are directors of HTI and senior partners of Apollo.

In July 2006, HNS granted a limited license to HTI, allowing HTI to use the HUGHES trademark. The license is limited in that HTI may use the HUGHES trademark only in connection with its business of automotive telematics, and only in combination with the TELEMATICS name. As partial consideration for the license, the agreement provides that HNS will be HTI’s preferred engineering services provider. The license is royalty-free, except that HTI has agreed to commence paying a royalty to HNS in the event HTI no longer has a commercial or affiliated relationship with HNS.

In October 2007, HNS entered into an agreement with HTI and a customer of HTI, whereby HNS agreed to assume the rights and performance obligations of HTI under that agreement in the event that HTI fails to perform its obligations due to a fundamental cause such as bankruptcy or the cessation of its telematics business. In connection with that agreement, HNS and HTI entered into a letter agreement pursuant to which HTI agreed to take certain actions to enable HNS to assume HTI’s obligations in the event that such action is required. However, as a result of the merger of HTI into Polaris Acquisition Corp. (the “Merger”), HNS’ obligations to HTI and its customer expired when HTI became a public company in March 2009 with an initial market capitalization value greater than $300.0 million.

In January 2008, HNS entered into an agreement (the “Telematics Agreement”) with HTI, pursuant to which HNS is developing an overall automotive telematics system for HTI, comprising the telematics system hub, and the Telematics Control Unit (“TCU”), which will serve as the user appliance in the telematics system. The agreement also provided that, subject to certain specified performance conditions, HNS will serve as the exclusive manufacturer and supplier of TCUs for HTI. . In August 2009, HTI terminated substantially all of the development engineering and manufacturing services with HNS under the Telematics Agreement as a result of the bankruptcy filing of one of its customers. HNS is working closely with HTI to conclude the program and to settle all remaining obligations. During the year ended December 31, 2009, HNS received $25.1 million from HTI for development, engineering and manufacturing services under the Telematics Agreement.

On March 12, 2009, the Company exchanged $13.0 million of HTI receivables for HTI convertible preferred stock of HTI (“HTI Preferred Stock”) as part of a $50.0 million private placement of HTI Preferred Stock. In connection with the Merger, the Company’s outstanding HTI Preferred Stock converted into HTI common stock, subject to a six-month lock-up. As a result of the Merger, the Company’s investment represents approximately 5.4% of HTI’s outstanding common stock, before giving effect to the “earn-out” discussed below. In connection with the Merger, the Company also received certain additional common shares of HTI that are subject to achievement of certain “earn-out” targets by HTI over five years. If the full earn-out is achieved, the Company’s investment could represent approximately 3.8% of HTI’s outstanding, unrestricted common stock. In addition to the risk and valuation fluctuations associated with the “earn-out” target, the carrying value of the investment in HTI may be subject to fair value adjustments in future reporting periods.

On December 18, 2009, the Company entered into a promissory note with HTI (“Promissory Note”) for the purposes of establishing a revised payment schedule for $8.3 million of account receivables that HTI owed to the Company. The Promissory Note has a maturity date of December 31, 2010 and an interest rate of 12% per annum.

Policies and Procedures for Reviewing Related Party Transactions

Our Audit Committee reviews and approves proposed transactions or courses of dealings with respect to which our controlling stockholder, and/or our executive officers or directors or members of their immediate families have an interest. Our Code of Ethics for Chief Executive and Senior Financial Officers requires our chief executive and financial executives to avoid actual or apparent conflicts of interest between personal and professional relationships of such officers and the Company. Before making any investment, accepting any position or benefits, participating in any transaction or business arrangement or otherwise acting in a manner that creates or appears to create a conflict of interest, such officers must make full disclosure of all facts and circumstances to the chair of the Audit Committee and obtain the prior written approval of the Audit Committee and the Board of Directors. Our written Code of Conduct requires all employees, including executive officers, to avoid actual or apparent conflicts of interest between personal and professional relationships of the employees and the Company, including, but not limited to any investment, interest, or association that interferes or potentially could interfere with independent exercise of judgment in the best interest of the Company. In addition, our corporate Secretary distributes and collects questionnaires that solicit information about any direct or indirect transactions with the Company from each of our directors and officers and reviews the responses to these questionnaires.

Pursuant to the Company’s Bylaws, no contract or transaction between the Company and one or more of its directors or officers, or between the Company and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because any such director’s or officer’s vote is counted for such purpose if: (i) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (ii) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to the Company as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

STOCKHOLDER RETURN PERFORMANCE GRAPH

The following performance graph shows the cumulative total return to a holder of our common stock compared with the cumulative total return of the NASDAQ Composite Index and the NASDAQ Telecommunications Index for the period from February 23, 2006 (the date our common stock began trading on a national market) through December 31, 2009. The comparison assumes the investment of $100 on February 23, 2006 in our common stock and each of the foregoing indices and reinvestment of all dividends.

Cumulative Total Returns

$100 Invested at February 23, 2006

	February 23, 2006	December 31, 2006	December 31, 2007	December 31, 2008	December 31, 2009
Hughes Communications, Inc.	$100.00	$186.48	$218.44	$63.76	$104.12
NASDAQ Composite Index	$100.00	$105.97	$116.36	$69.19	$99.55
NASDAQ Telecommunications Index	$100.00	$115.13	$125.69	$71.67	$106.24

PROPOSAL 2. RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

Our Audit Committee appointed Deloitte & Touche LLP as our independent registered public accounting firm to examine the consolidated financial statements for our Company and our subsidiaries for the year ending December 31, 2010. Our stockholders are asked to ratify that appointment at the Annual Meeting. Deloitte & Touche LLP has served as our independent registered public accounting firm since 2005. The Audit Committee believes that Deloitte & Touche LLP is knowledgeable about our operations and accounting practices and is well qualified to act in the capacity of independent registered public accounting firm. Representatives of Deloitte & Touche LLP are not expected to be present at the Annual Meeting.

The Board of Directors recommends that you vote FOR the ratification of the appointment of

Deloitte & Touche LLP as the Company’s independent registered public accounting firm.

Principal Accountant Fees and Services

For the years ended December 31, 2009 and 2008, professional services were performed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”). Audit and all other fees paid or accrued by the Company and its consolidated subsidiaries aggregated $2,752,000 and $2,659,000 for the years ended December 31, 2009 and 2008, respectively and were composed of the following:

•

Audit Fees—The aggregate fees billed for the audit of the Company’s and HNS’ annual financial statements for the years ended December 31, 2009 and 2008 and for the reviews of the financial statements included in the Company’s and HNS’ Quarterly Reports on Form 10-Q and comfort letters were $2,558,000 and $2,400,000, respectively.

•

Audit-Related Fees—The aggregate fees billed for audit-related services for the years ended December 31, 2009 and 2008 were $125,000 and $140,000, respectively. These fees relate to due diligence and consultation provided in connection with debt offerings and registration statements.

•

Tax Fees—The aggregate fees billed for tax services for the years ended December 31, 2009 and 2008, were $12,000 and $19,000, respectively. These fees relate to tax consultations and services related foreign office compliance in both 2009 and 2008.

•

All Other Fees—The aggregate fees for services not included above were $57,000 and $100,000 respectively, for the years ended December  31, 2009 and 2008. These fees relate to out of pocket expenses and certification fees in India.

Audit Committee Approval Policy

The Audit Committee is directly responsible for the appointment, retention and termination, compensation and oversight of the work of any registered public accountant providing any audit or attest services to the Company, including Deloitte & Touche. The approval of the Audit Committee is required, prior to commencement of work, of all audit, audit-related, internal control-related, tax and permissible non-audit services to be provided to the Company by our independent accountants. As part of the approval process, the Audit Committee review includes the proposed scope of work and the proposed fee for any engagements, including the annual audit of each fiscal year. All services provided by to Deloitte & Touche for the years ended December 31, 2009 and 2008 were pre-approved by the Audit Committee in accordance with these policies.

Audit Committee Report

The Audit Committee of the Hughes Communications, Inc. Board of Directors is currently composed of three directors and operates under a written charter adopted by the Board of Directors. These committee members are considered to be independent. The members of the Committee are Lawrence Ruisi, Chairman, O. Gene Gabbard and Michael Weiner.

Among its other duties, the Audit Committee recommends to the Board of Directors the selection of the Company’s independent auditors. Management is responsible for internal controls over financial reporting, disclosure controls and procedures and the financial reporting process. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) and issuing reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with management and our independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and our independent registered public accounting firm. The Audit Committee discussed with our independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended or supplemented.

The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees” as modified or supplemented and the Audit Committee discussed with the independent registered public accounting firm.

Based upon the Audit Committee’s discussions with management and the independent registered public accounting firm and the Audit Committee’s review of the representations of management and the reports of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission.

AUDIT COMMITTEE

Lawrence J. Ruisi, Chairman

O. Gene Gabbard

Michael D. Weiner

OTHER MATTERS

We do not intend to bring any other matters before the meeting, and we do not know of any matters to be brought before the meeting by others. If, however, any other matters properly come before the meeting, the persons named in the proxy will vote the shares represented thereby in accordance with the judgment of management on any such matter.

PROPOSALS FOR 2011 ANNUAL MEETING OF STOCKHOLDERS

Under the rules of the Securities and Exchange Commission, the date by which proposals of stockholders of the Corporation intended to be presented at the 2011 annual meeting of stockholders must be received by the Company for inclusion in the proxy statement and form of proxy to be distributed by the Board of Directors is December 3, 2010. Stockholder proposals should be submitted to Dean A. Manson, Secretary, Hughes Communications, Inc., 11717 Exploration Lane, Germantown, Maryland 20876.

Under the Company’s Bylaws, a stockholder must follow certain procedures to nominate persons for election as directors or to propose other business to be considered at an annual meeting of the stockholders of the Company. These procedures provide that stockholders desiring to make nominations for directors and/or to bring a proper subject before a meeting must do so by notice timely received by the Secretary of the Company. The Secretary of the Company generally must receive notice of any such proposal not less than 90 days and not more than 120 days prior to the anniversary of the preceding year’s annual meeting of stockholders, provided, however, that in the event that the annual meeting is called for a date that is not within twenty-five (25) days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs. In the case of proposals for the 2010 annual meeting of stockholders, the Secretary of the Company generally must receive notice of any such proposal no earlier than January 19, 2010, and no later than February 18, 2011 (other than proposals to be included in the proxy statement and form of proxy, which, as noted above, must be received by December 3, 2010).

Generally, a stockholder notice proposing and nominee for director must set forth: (a) as to each person whom the stockholder proposes to nominate for election as a director (i) the name, age, business address and residence address of the person, (ii) the principal occupation and employment of the person, (iii) the class and series and number of shares of each class and series of capital stock of the Corporation which are owned beneficially or of record by the person and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (or in any law or statute replacing such section), and the rules and regulations promulgated thereunder; and (b) as to the stockholder giving the notice (i) the name and record address of such stockholder, (ii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such stockholder, (iii) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (iv) a representation that such stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (v) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act (or in any law or statute replacing such section) and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

ANNUAL REPORT

A copy of the 2009 Annual Report of the Company has been made available simultaneously with this Proxy Statement and includes a copy of the Company’s Annual Report on Form 10-K which contains all of the financial information (including the Company’s audited consolidated financial statements) and certain general information regarding the Company. A printed copy of the Company’s 2009 Annual Report on Form 10-K may be obtained without charge by writing to Dean A. Manson, Secretary, Hughes Communications, Inc., 11717 Exploration Lane, Germantown, Maryland 20876.

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VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 18, 2010. Have your proxy card in hand when you access the web site and follow the instructions to HUGHES COMMUNICATIONS, INC. obtain your records and to create an electronic voting instruction form. 11717 EXPLORATION LANE ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy GERMANTOWN, MD 20876 materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically in future years. Beneficial Holders: to sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. Registered Holders: to sign up for electronic delivery, please provide your consent to American Stock Transfer & Trust Company (“AST”) by accessing the account through AST’s website at www.amstock.com. Please click on “Shareholder Account Access” to enroll. If you are utilizing any anti-spam software you may need to modify your settings to accept AST’s proxy related emails from proxy@amstock.com. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 18, 2010. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M23565-P89256 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY HUGHES COMMUNICATIONS, INC. For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the THE BOARD OF DIRECTORS RECOMMENDS A number(s) of the nominee(s) on the line below. VOTE “FOR” PROPOSAL 1. 0 0 0 1. ELECTION OF DIRECTORS NOMINEES: 01) Andrew D. Africk 05) Lawrence J. Ruisi 02) O. Gene Gabbard 06) Aaron J. Stone 03) Pradman P. Kaul 07) Michael D. Weiner 04) Jeffrey A. Leddy THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2. For Against Abstain 2. RATIFICATION OF THE APPOINTMENT OF DELOITTE AND TOUCHE, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC 0 0 0 ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010. NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSAL 2. IF ANY NOMINEE DECLINES OR IS UNABLE TO SERVE AS A DIRECTOR, THEN THE PERSONS NAMED AS PROXIES SHALL HAVE FULL DISCRETION TO VOTE FOR ANY OTHER PERSON DESIGNATED BY THE BOARD OF DIRECTORS. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

ANNUAL MEETING OF STOCKHOLDERS OF HUGHES COMMUNICATIONS, INC. MAY 19, 2010 Please sign, date and mail your proxy card in the envelope provided as soon as possible. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. Please detach along perforated line and mail in the envelope provided. M23566-P89256 [Graphic Appears Here] PROXY HUGHES COMMUNICATIONS, INC. 11717 EXPLORATION LANE GERMANTOWN, MARYLAND 20876 THIS PROXY IS ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Dean A. Manson and Grant A. Barber (each with power to act without the other and with power of substitution) as proxies to represent the undersigned at the Annual Meeting of the common stockholders of Hughes Communications, Inc. to be held on May 19, 2010 at 10:00 a.m., Eastern Time, at 11717 Exploration Lane, Germantown, Maryland and at any postponements or adjournments thereof, with all the power the undersigned would possess if personally present, and to vote all shares of common stock which the undersigned may be entitled to vote at said meeting, hereby revoking any proxy heretofore given by the undersigned to vote at said meeting. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 2 AND, AT THE DISCRETION OF THE PROXIES, ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF. PLEASE SIGN, DATE, AND RETURN PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. Continued and to be signed on the reverse side.